Exhibit (b)(3)

$40,000,000
CREDIT AGREEMENT
Dated as of May 24, 2010
Among
U.S. RENAL CARE, INC.
as Borrower,
ROYAL BANK OF CANADA,
as Administrative Agent,
THE OTHER LENDERS PARTY HERETO
and
RBC CAPITAL MARKETS*
as Sole Lead Arranger and Bookrunner

*	RBC Capital Markets is the global brand name for the corporate and investment banking businesses of Royal Bank of Canada and its affiliates.

i

SCHEDULES

1	—	Guarantors
2.01	—	Commitments
5.07	—	Litigation
5.10(a)	—	Environmental Compliance Exceptions
5.10(b)	—	Hazardous Material Release
5.10(c)	—	Remedial Actions
5.10(d)	—	Environmental Permits
5.10(e)	—	Environmental Liabilities
5.12(a)	—	Compliance with ERISA
5.14	—	Subsidiaries and Other Equity Investments
5.17	—	Intellectual Property, Licenses
6.13(c)	—	Post-Closing Undertakings
7.01(b)	—	Existing Liens
7.03(c)	—	Surviving Indebtedness
12.02	—	Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
Form of

A-1	—	Committed Loan Notice
A-2	—	Form of Prepayment Notice
B	—	Note
C	—	Compliance Certificate
D	—	Assignment and Assumption
E	—	Guarantee
F	—	Opinion Matters — Form of Opinion of New York Counsel to Loan Parties
G	—	Officer’s Certificate
H	—	Form of Escrow Agreement

v

CREDIT AGREEMENT
          This CREDIT AGREEMENT (“Agreement”) is entered into as of May 24, 2010 and effective as of the Closing Date among U.S. RENAL CARE, INC., a Delaware corporation (the “Borrower”), ROYAL BANK OF CANADA, as Administrative Agent, and each lender from time to time party hereto.
PRELIMINARY STATEMENTS
          1. Urchin Merger Sub, Inc., a Florida subsidiary and a Wholly-owned (as defined below) Subsidiary of the Borrower (the “Merger Sub”), intends to acquire (the “Acquisition”) all of the outstanding equity interests of Dialysis Corporation of America, Inc., a Florida corporation (the “Company”). To effect the Acquisition, (i) the Sponsor (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below) and certain other Investors will make the Equity Contribution, and (ii) the Borrower will then consummate the transactions pursuant to that certain Agreement and Plan of Merger, dated as of April 13, 2010, by and among the Borrower, Merger Sub, and the Company (the “Acquisition Agreement”).
          2. Pursuant to the Acquisition Agreement, Merger Sub has made a cash tender offer to acquire all of the issued and outstanding shares of the Equity Interests (as defined below) of the Company (the “Tender Offer”). Following the closing of the Tender Offer and in any event no later than 90 days after the Closing Date (as defined below), Merger Sub intends to merge with and into the Company pursuant to the Acquisition Agreement (the “Merger”) and the Company will be the surviving corporation.
          3. The Borrower has requested that simultaneously with the consummation of the closing of the Tender Offer, the Lenders extend credit to the Borrower in the form of Loans in an aggregate principal amount equal to $40,000,000 (the “Facility”).
          4. The proceeds of the Loan, together with the proceeds of (i) the Senior Term Loan and (ii) the Equity Contribution will be used to finance the Acquisition and the Transaction Expenses, to repay certain Existing Indebtedness of the Company and the Borrower, and for working capital purposes.
          In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
          “Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, historical EBITDA of such Acquired Entity or Business as certified by a Responsible Officer of the Borrower, which historical EBITDA shall be calculated in a manner consistent with the definition of Consolidated Adjusted EBITDA herein (but without giving effect to any Pro Forma Adjustments) and to be based on financial statements for such Acquired Entity or Business prepared in accordance with GAAP and subject to the Administrative Agent’s reasonable satisfaction that such Acquired EBITDA is calculated in such manner.

          “Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired by the Borrower or any Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary during such period.
          “Acquisition” has the meaning specified in the Preliminary Statements.
          “Acquisition Agreement” has the meaning specified in the Preliminary Statements.
          “Administrative Agent” means, subject to Section 10.13, Royal Bank, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 10.09.
          “Administrative Agent’s Office” means, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Affiliated Lender” means any Investor in its capacity as a Lender.
          “Agent Parties” has the meaning set forth in Section 12.02(f).
          “Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
          “Agents” means, collectively, the Administrative Agent and the Supplemental Administrative Agent (if any).
          “Aggregate Commitments” means the Commitments of all the Lenders.
          “Agreement” has the meaning set forth in the preamble hereto.
          “Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Loans, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 3.01(e), be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Borrower; provided, that, for the purposes of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.
          “Applicable Rate” means a percentage per annum equal to 13.25% (of which up to 2.0% per annum shall be made as PIK Interest).

          “Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
          “Asset Percentage” has the meaning specified in Section 2.04(b)(i).
          “Assignees” has the meaning specified in Section 12.07(b).
          “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.
          “Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external legal counsel.
          “Audited Financial Statements” means the audited balance sheets of the Borrower for the Fiscal Year ended December 31, 2009 and the related audited statements of income and cash flows of the Borrower for the Fiscal Year ended December 31, 2009.
          “Available Liquidity” means, at the end of the day of the relevant Business Day of the relevant fiscal quarter, an amount equal to (a) the aggregate unused and available amount of the revolving credit commitments under the Senior Loan Agreement and (b) the aggregate amount of the unrestricted cash (which shall include any funds on deposit in each deposit account subject to a Lien in favor of the “Collateral Agent” under the Senior Loan Documents) and Cash Equivalents of the Borrower and the other Loan Parties (as reflected on a consolidated balance sheet of the Borrower and the other Loan Parties).
          “Borrower” has the meaning set forth in the preamble to this Agreement.
          “Borrowing” means any borrowing of a Loan pursuant to Section 2.01.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the province or state where the Administrative Agent’s Office is located and in the State of New York.
          “Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person or have a useful life of more than one year; provided that Capital Expenditure shall not include:
     (i) expenditures made with the proceeds of the Disposal of any property that are reinvested in accordance with Section 2.04(b)(i);
     (ii) expenditures made by the Borrower or any of its Subsidiaries with proceeds received from any sellers party to the Acquisition Agreement (or any Affiliate thereof) pursuant to any indemnification provisions set forth in the Acquisition Agreement, to the extent such proceeds are actually applied to remedy the specific event or circumstance giving rise to the claim for indemnification or to replace or repair the specific fixed or capital asset subject to such indemnification claim; and

     (iii) expenditures made by the Borrower or any of its Subsidiaries with proceeds received from any seller (or any Affiliate thereof or any other Person who has agreed to make indemnification payments thereunder) in respect of any Permitted Acquisition pursuant to any indemnification provisions set forth in the purchase agreement, merger agreement, acquisition agreement or similar agreement in respect of such Permitted Acquisition, to the extent such proceeds are actually applied to remedy the specific event or circumstance giving rise to the claim for indemnification or to replace or repair the specific fixed or capital asset subject to such indemnification claim.
          In addition, for purposes of this definition, the purchase price of equipment that is purchased simultaneously with (x) the trade-in of existing equipment or (y) insurance proceeds, condemnation awards or other settlement proceeds in respect of lost, destroyed, damaged or condemned assets, equipment or other property shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less, (1) in the case of the foregoing clause (x), the credit granted by the seller of such equipment for the equipment being traded in at such time or (2) in the case of the foregoing clause (y), the amount of such proceeds; provided that Capital Expenditures shall not include expenditures made with proceeds of contributions made by, or the issuance of capital stock of Holdings, the Borrower or the Company to the Permitted Holders.
          “Capital Expenditure Base Amount” has the meaning specified in Section 7.14.
          “Capital Expenditure Carryover Amount” has the meaning specified in Section 7.14.
          “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease.
          “Capitalized Leases” means, with respect to any Person, all leases that are required to be, in accordance with GAAP as in effect as of the Closing Date, recorded as capitalized leases on the balance sheet (excluding footnotes thereto) of such Person.
          “Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Subsidiary:
     (a) Dollars;
     (b) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;
     (c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is a commercial bank organized under the laws of (x) the United States of America, any state thereof or the District of Columbia or (y) any other country that is a member of the Organization for Economic Cooperation and Development, so long as such bank is acting through a branch or agency located in the United States and (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 12 months from the date of acquisition thereof;
     (d) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and rated at least “Prime-1” (or the equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case, with maturities of not more than 12 months from the date of acquisition thereof; provided, that, at any time such securities do not meet the foregoing rating requirements, such securities shall be reinvested in other investments constituting Cash Equivalents within 15 days of any such ratings change;
     (e) commercial paper in an aggregate amount of no more than $2,000,000 per issuer and $5,000,000 in the aggregate outstanding at any time, issued by any Person and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case, with maturities of not more than 12 months from the date of acquisition thereof; provided, that, at any such issuer fails to meet the foregoing rating requirements, such commercial paper shall be reinvested in commercial paper or other investments constituting Cash Equivalents within 15 days of any such ratings change;
     (f) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that are rated at least Aa or AA by Moody’s or S&P, respectively, and the portfolios of which are limited predominantly to Dollars and to Investments of the character, quality and maturity described in clauses (b), (c), (d) and (e) (but in the case of investments of the type specified in clause (e) above, without regard to the cap amounts specified therein) of this definition.
          “Cash Management Bank” means any Lender or any Affiliate of a Lender providing treasury, depository and/or cash management services to the Borrower or any Subsidiary or conducting any automated clearing house transfers of funds.
          “Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository or cash management services or any automated clearing house transfers of funds.
          “Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
          “Center” means any end-stage renal disease facility or dialysis facility owned or operated by the Borrower or any other Loan Party, but excluding any hospital-based dialysis program managed by the Borrower pursuant to a Contract with the operator of the applicable hospital.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
          “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
          “Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority (whether or not having the force of law).

          “Change of Control” means the earliest to occur of:
     (a) The Permitted Holders ceasing to own or control, directly or indirectly, at least 50.1% of the voting Equity Interests of Holdings in the aggregate; or
     (b) at any time upon or after the consummation of a Qualifying IPO, and for any reason whatsoever,
     (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than thirty-five percent (35%) of the then outstanding voting stock of Holdings, or
     (ii) (A) the Permitted Holders shall cease to, directly or indirectly, have the power, right or ability to direct or control the daily management and decision making activities of Holdings or (B) to the extent Holdings has a board of directors, manager or Person performing a similar function, a majority of the board of directors, managers or Person performing similar functions or other governing body of Holdings shall not consist of Continuing Directors.
          “Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 12.01.
          “Closing Date Material Adverse Effect” has the meaning assigned to “Company Material Adverse Effect” in the Acquisition Agreement.
          “Code” means the U.S. Internal Revenue Code of 1986 and Treasury regulations promulgated and rulings issued thereunder.
          “Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lenders’ name on Schedule 2.01 hereto under the caption “Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The aggregate amount of the Commitments is $40,000,000.
          “Committed Loan Notice” means a notice of a Borrowing, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1.
          “Communications” has the meaning specified in Section 12.02(e).
          “Company” has the meaning specified in the Preliminary Statements.
          “Compensation Period” has the meaning specified in Section 2.11(c)(ii).
          “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
          “Consolidated Adjusted EBITDA” means, for any period, (a) the sum of (without duplication, including for purposes of determining Consolidated Net Income), determined on a consolidated basis for such Person and its Subsidiaries in each case, to the extent deducted in determining Consolidated Net Income for such period:

          (i) Consolidated Net Income (or net loss) after deducting the income attributable to share of earnings (positive or negative) derived from non-controlling interests in Joint Venture Subsidiaries,
          (ii) Consolidated Interest Expense (including amortization or write-off of debt discount),
          (iii) income, franchise and similar taxes and any tax distributions permitted to be made pursuant to Section 7.06(g)(i).
          (iv) non-cash unrealized net losses under any permitted Swap Contracts,
          (v) Consolidated Depreciation and Amortization Expense,
          (vi) start-up losses incurred by new renal dialysis clinics prior to the date that is twelve months following Medicare certification in the aggregate amount not to exceed $1,000,000 per start-up clinic, and in an aggregate amount for all such losses not to exceed 15.0% of Consolidated Adjusted EBITDA in any Test Period,
          (vii) expenses related to the Transaction or, to the extent permitted hereunder, any Investment permitted by Section 7.02, the incurrence of any Indebtedness permitted by Section 7.03 and the issuance of any Equity Interests permitted hereunder (in each case, whether or not consummated) to the extent not capitalized,
          (viii) any non-cash expenses or charges incurred in connection with the issuance, exercise, cancellation or appreciation of options and other equity grants in respect of Equity Interests,
          (ix) any non-cash expense recognized during such period consisting of amortization of deferred compensation which was so deferred in the ordinary course of business,
          (x) to the extent decreasing consolidated net income for such period, any extraordinary items in accordance with GAAP,
          (xi) any losses (or minus any gains) realized upon the disposition of assets outside the ordinary course of business to the extent permitted hereunder;
          (xii) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition;
          (xiii) any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with the Transaction or any Investment permitted under Section 7.02;
          (xiv) other expenses of such Person and its Subsidiaries reducing Consolidated Net Income which do not represent a cash item in such period or any future period;
          (xv) losses from discontinued operations not to exceed $1,000,000 during any period of four (4) consecutive fiscal quarters; and
          (xvi) other non-recurring non-cash charges and non-recurring non-cash losses, in each case, deducted in arriving at Consolidated Net Income;

     (b) minus the sum of
          (i) non-cash credits included in arriving at such Consolidated Net Income (or net loss),
          (ii) non-cash unrealized net gains in respect of permitted Swap Contracts and foreign currency translations,
          (ii) any extraordinary gains to the extent included in calculating Consolidated Net Income, and
          (iv) cash payments made during such period in respect of any non-cash charges, in each case of clauses (i), (ii), (iii) and (iv) of this clause (b), as reasonably acceptable to the Administrative Agent.
          There shall be included in determining Consolidated Adjusted EBITDA for any period, Pro Forma Adjustments for such period, with such adjustments prepared assuming that the transactions giving rise to such adjustments occurred as of the first day of the applicable Test Period, as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent.
          For purposes of determining compliance with the Financial Covenant, any equity contribution made to the Borrower by the Permitted Holders (including through a capital contribution of such proceeds by Holdings to the Borrower) on or after the first day of any fiscal quarter and prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter (it being understood that each such contribution shall be credited with respect to only one fiscal quarter, provided that such credit shall be effective as to such fiscal quarter for all periods in which such fiscal quarter is included) will, at the request of the Borrower, be deemed to increase, Dollar for Dollar, Consolidated Adjusted EBITDA for such fiscal quarter for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period there shall be a period of at least three fiscal quarters in which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant, (c) the Specified Equity Contribution shall not be taken into account for the purpose of determining the Applicable Rate and determining pro forma compliance with the Financial Covenant or for any other purpose, (d) in no period shall any Specified Equity Contribution account for more than 10% of Consolidated Adjusted EBITDA and (e) only two Specified Equity Contributions may be made during the term of the Facility.
          “Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
          “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
     (a) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid in cash or in the form of payment-in-kind interest or other non-cash interest expense, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) all commissions, discounts, original issue discount and other fees and charges owed with respect to letters of credit or bankers acceptances, (ii) the cash interest component of Capitalized Lease Obligations, and (iii) net payments, if any, made (less net payments, if any, received) pursuant to interest rate obligations under any Swap Contracts with respect to Indebtedness and excluding, (1) penalties and interest relating to taxes, (2) any additional interest expense owing pursuant to any registration rights agreement with respect to securities and (3) any expensing of bridge, commitment and other financing fees; less
          (b) interest income for such period.
          For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
          “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP, which, for the avoidance of doubt, shall be determined before deductions for net income attributable to non-controlling interests in Joint Venture Subsidiaries; provided, however, that (without duplication):
          (a) any after tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction and severance) shall be excluded;
          (b) any after tax effect of gains (or losses) (less all fees and expenses relating thereto) attributable to Dispositions other than in the ordinary course of business to the extent permitted hereunder, shall be excluded;
          (c) any after tax effect of income (or loss) from disposal or discontinued operations and any net after tax gains (or losses) on disposal of disposed, abandoned or discontinued operations shall be excluded;
          (d) the effects of purchase accounting adjustments in component amounts required or permitted by GAAP, resulting from the application of purchase account in relation to the Transaction or any consummated acquisition permitted under Section 7.02 or the write-off of any amounts thereof, net of taxes, shall be excluded; and
          (e) any non-cash compensation expense recorded in connection with the Transaction shall be excluded.
          “Consolidated Senior Secured Total Debt” means, as of any date of determination, the aggregate principal amount of Secured Indebtedness of the Borrower and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the Escrow Proceeds and the “Escrow Proceeds” as defined in the Senior Loan Agreement, if any, and the effect of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition) consisting of Secured Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments; provided, that, Consolidated Senior Secured Total Debt shall exclude Indebtedness in respect of all letters of credit except (x) to the extent of unreimbursed amounts thereunder and (y) in respect of any the L/C Exposure (as defined in the Senior Loan Agreement) of any Defaulting Lender (as defined in the Senior Loan Agreement) to the extent not Cash Collateralized (as defined in the Senior Loan Agreement).

          “Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the Escrow Proceeds and the “Escrow Proceeds” as defined in the Senior Loan Agreement, if any, and the effect of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments; provided, that, Consolidated Total Debt shall exclude Indebtedness in respect of all letters of credit except (x) to the extent of unreimbursed amounts thereunder and (y) in respect of the L/C Exposure (as defined in the Senior Loan Agreement) of any Defaulting Lender (as defined in the Senior Loan Agreement) to the extent not Cash Collateralized (as defined in the Senior Loan Agreement).
          “Continuing Directors” means the directors, managers or equivalent body of Holdings on the Closing Date, if any, as elected or appointed after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, manager or equivalent body, if, in each case, such other director’s, manager’s or equivalent body’s election, nomination for election or appointment to the board of directors, board of managers or other governing body of Holdings is recommended by a majority of the then Continuing Directors or such other director, manager or equivalent body receives the vote of the Permitted Holders in his or her election by the stockholders, members or partners of Holdings.
          “Contract” means a note, bond, mortgage, indenture, deed of trust, license, lease, franchise, Permit, agreement, arrangement, commitment, understanding, bylaw, contract or other instrument or obligation.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” has the meaning specified in the definition of “Affiliate”.
          “Credit Extension” means a Borrowing.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or any similar foreign, federal or state law for the relief of debtors from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Default Rate” means an interest rate equal to the Applicable Rate plus 2.0% per annum to the fullest extent permitted by applicable Laws.
          “Defaulting Lender” means any Lender (other than any Lender that has made a Credit Extension in an amount equal to such Lender’s Commitment in accordance with this Agreement) that (i) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (ii) has notified the Borrower and the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other existing agreements under which it has an obligation to extend credit, (iii) failed, within one (1) Business Day after request by the Administrative Agent, to provide written confirmation that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (iv) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, or (v) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding (or whose parent company has been deemed insolvent or has become the subject of a bankruptcy or insolvency proceeding).
          “Designated Senior Indebtedness” means (a) all Indebtedness under the Senior Facilities permitted by Section 7.03(b) and (b) Capitalized Leases permitted by Section 7.03(f).
          “Discharge of Senior Secured Obligations” shall mean (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any proceeding under any Debtor Relief Law, whether or not such interest would be allowed in such proceeding under any Debtor Relief Law) and premium, if any, on all Indebtedness outstanding under the Senior Loan Documents, (b) payment in full of all other Senior Secured Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification Obligations for which no claim or demand for payment, whether oral or written, as been made at such time) and cash collateralization for contingent exposure on claims that have been made, threatened or may reasonably be expected to be asserted, (c) termination or cash collateralization (in an amount reasonably satisfactory to the Senior Administrative Agent) of all letters of credit issued under the Senior Loan Documents (d) termination of all other commitments of the lenders under the Senior Loan Documents and (e) delivery of written notice from the Senior Administrative Agent to the Administrative Agent stating that the events described in clauses (a), (b), (c) and (d) have occurred to the satisfaction of the lenders under the Senior Loan Documents, which notice shall be delivered by the Senior Administrative Agent or the Borrower promptly after the occurrence of the events described in clauses (a), (b), (c) and (d).
          “Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, historical EBITDA of such Sold Entity or Business as certified by a Responsible Officer of the Borrower, which historical EBITDA shall be calculated in a manner consistent with the definition of Consolidated Adjusted EBITDA herein (but without giving effect to any Pro Forma Adjustments) and to be based on financial statements for such Sold Entity or Business prepared in accordance with GAAP and subject to the Administrative Agent’s reasonable satisfaction that such Disposed EBITDA is calculated in such manner.
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale of Equity Interests owned by such Person and any Sale Leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that no transaction or series of related transactions shall be considered a “Disposition” for purposes of Section 2.04(b)(i) or Section 7.05 unless the Net Cash Proceeds resulting from such transaction shall exceed $250,000 individually and $500,000 per Fiscal Year.
          “Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Loans; provided that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
          “Dollars” and “$” means lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
          “Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than an individual) approved by the Administrative Agent and, unless an Event of Default described in Section 9.01(a), (f) or (g) has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed).
          “Environmental Laws” means any applicable Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree relating to pollution or protection of the environment, health and safety as it relates to any Hazardous Material or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
          “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health and safety as it relates to any Hazardous Material or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
          “Equity Contribution” means the contribution by the Permitted Holders to Holdings of an aggregate amount for such cash equity contribution of not less than $25,000,000.
          “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
          “ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, but excluding any portfolio companies of the Sponsor.
          “ERISA Event” means: (a) a Reportable Event; (b) a Loan Party or ERISA Affiliate has withdrawn from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a Loan Party or ERISA Affiliate has ceased operations at one of their facilities (within the meaning of Section 4062(e) of ERISA) and such cessation of operations resulted in or is reasonably expected to result in liability under Section 4063 of ERISA; (d) an event has occurred that has resulted in or is reasonably expected to result in the imposition of Withdrawal Liability on a Loan Party or ERISA Affiliate; (e) a Loan Party or ERISA Affiliate has received notice that a Multiemployer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA), or is endangered or in critical status (within the meaning of Section 305 of ERISA); (e) a Loan Party or ERISA Affiliate has issued a notice of intent to terminate a Pension Plan; (f) a Loan Party or ERISA Affiliate has adopted a Plan amendment terminating a Pension Plan; (g) a Loan Party or ERISA Affiliate has been notified that the PBGC has commenced proceedings to terminate a Pension Plan or Multiemployer Plan; (g) a trustee has been appointed to administer a Pension Plan or Multiemployer Plan pursuant to Section 4042 of ERISA; (h) a Loan Party or ERISA Affiliate has incurred a liability in excess of the Threshold Amount under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (g) a Pension Plan’s enrolled actuary has determined that the Pension Plan is in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (h) the conditions for imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code have been met with respect to a Pension Plan.
          “Escrow Agreement” means the escrow agreement dated as of the date hereof and executed by the Borrower and the Administrative Agent substantially in the form of Exhibit H or otherwise reasonably acceptable to the bank serving as escrow agent.
          “Escrow Proceeds” means the Loans in an aggregate principal amount equal to $10,000,000, which shall be held in escrow pursuant to the Escrow Agreement.
          “Event of Default” has the meaning specified in Section 9.01.
          “Exchange Act” means the Securities Exchange Act of 1934.
          “Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 12:00 noon on such day on the Reuters Fedspot page for such currency; in the event that such rate does not appear on any Reuters page, the Exchange Rate shall be determined by the Administrative Agent to be the rate quoted by it at the spot rate purchased by it of Dollars with Euros through its principal foreign exchange trading office at approximately 12:00 noon on the date as of which the foreign computation is made.
          “Excluded Information” has the meaning set forth in Section 12.07(c)(ii).
          “Excluded Subsidiary” means each of USRC Bryan Road Dialysis, LP, a Texas limited partnership, USRC Bryan Road Dialysis Center, LLC, a Texas limited liability company, USRC Hermann Park Dialysis, LLC, a Texas limited liability company and USRC Katy Dialysis Center, LLC, a Texas limited liability company.
          “Excluded Taxes” means, (a) with respect to each Agent and each Lender or Participant, taxes (including any additions to tax, penalties and interest) imposed on its overall net income or net profits (however denominated and any franchise or capital taxes imposed in lieu of or in addition to net income or net profit taxes,) by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender or Participant, as the case may be, is resident or deemed to be resident, is organized, maintains an Applicable Lending Office, or carries on business or is deemed to carry on business (other than a jurisdiction in which such Agent or such Lender or Participant would not have been treated as carrying on business but for its execution or delivery of any Loan Document or its exercise of its rights or performance of its obligations thereunder) to which such payment relates, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a), (c) any withholding tax that is imposed by the United States on amounts payable to a Lender or Participant under the Law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder) or is attributable to a Lender’s or Participant’s failure or inability to comply with Section 3.01(f); provided, that, this clause (c) shall not apply to the extent that in the case of any assignment, participation or transfer, the indemnity payments or additional amounts any Lender (or Participant) receiving the assignment participation or transfer would be entitled to receive (without regard to this clause (c)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender or Participant (i) as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) or such Participant acquires its participation shall not be an Excluded Tax) and (ii) as a result of a change in circumstances (such as a Lender or Participant’s change in its jurisdiction of organization, but not a change in circumstances made at the request of the Borrower), other than a Change in Law, with respect to such Lender or Participant after the time such Lender became a party to this Agreement (or designates a new lending office) or such Participant acquires its participation, shall be considered an Excluded Tax but only to the extent such withholding tax would have been imposed on such Lender or Participant and would have been an Excluded Tax under such circumstances at the time such Lender became a party to this Agreement (or designated a new lending office) or such Participant acquired its participation.
          “Existing Indebtedness” means Indebtedness of the Company or the Borrower or any of their respective Subsidiaries outstanding immediately prior to the Closing Date.
          “Facility” has the meaning set forth in the Preliminary Statements.
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
          “Fee Letter” means the Fee Letter dated April 13, 2010 (or as of such date) between the Borrower and Royal Bank.
          “Financial Covenant” means the covenant set forth in Section 7.13.
          “Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.
          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
          “Funded Debt” means all Indebtedness of the Borrower and its Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date but that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.
          “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (i) the Borrower and the Administrative Agent shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders) and (ii) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          “Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

          “Government Reimbursement Program” means any program (a) relating to Medicare, (b) Medicaid, or (c) any other state or federal programs as payor or program administrated by the Centers for Medicare and Medicaid Services or any agent, administrator, intermediary or carrier for any of the foregoing.
          “Granting Lender” has the meaning specified in Section 12.07(h).
          “Guarantee” has the meaning specified in the definition of “Guarantee Requirement”.
          “Guarantee Requirement” means, at any time, (i) the requirement that all Obligations shall have been unconditionally guaranteed (the “Guarantees”) by Holdings (but not the Borrower), each Wholly-owned Subsidiary (other than an Excluded Subsidiary, a Foreign Subsidiary or any Subsidiary that is directly or indirectly owned by a Foreign Subsidiary) including, as of the Closing Date, those that are listed on Schedule 1 hereto and (ii) the election by the Borrower, in its sole discretion, to cause the Obligations to be unconditionally guaranteed by any Joint Venture Subsidiary that executes and delivers a Guaranty in favor of the Collateral Agent for the benefit of the Lenders (it being understood and agreed that no Joint Venture Subsidiary shall be required to guarantee the Obligations) (each Subsidiary providing a Guarantee pursuant to subclauses (i) or (ii) being hereinafter referred to as a “Guarantor”).
          “Guarantee Obligations” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
          “Guarantors” has the meaning specified in the definition of “Guarantee Requirement.”
          “Guaranty” means, collectively, (a) the Guarantee and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, mold, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          “Health Care Laws” means (a) any and all federal, state and local fraud and abuse and self-referral laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Stark Law, the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (b) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder; (c) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder; (d) Medicare Regulations; (e) the Medicaid Regulations; (f) HIPAA; (g) quality, safety and accreditation standards and requirements applicable to the Loan Parties of applicable state laws and regulations; (h) requirements of Law relating to the ownership or operation of dialysis clinics or end stage renal disease facilities, or assets used in connection therewith; and (i) any and all other applicable Law or regulations connected to the foregoing (a) through (h).
          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.
          “Holdings” means any future direct parent of the Borrower that holds 100% of the Equity Interests of the Borrower, provided that prior to the establishment of such entity, any reference in this Agreement or any other Loan Document to Holdings shall be deemed to be a reference to the Borrower.
          “Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business that are not overdue by more than 120 days or that are being disputed by Borrower in good faith), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of Swap Contracts, valued at the Swap Termination Value thereof, (i) all Guarantee Obligations in respect of Indebtedness and Synthetic Debt of such Person, (j) all obligations of such Person in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by such Person in respect of letters of credit, bank guarantees or similar instruments related thereto and (k) all indebtedness and other payment obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.
          “Indemnified Liabilities” has the meaning specified in Section 12.05.
          “Indemnified Taxes” has the meaning specified in Section 3.01(a).
          “Indemnitees” has the meaning specified in Section 12.05.
          “Information” has the meaning specified in Section 12.08.

          “Initial Lenders” means Ares Capital Corporation and Apollo Investment Corporation.
          “Intellectual Property” means any trademark, service mark, trade name, domain name, copy right, patent, know how or other intellectual property recognized under applicable Law.
          “Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date of the Facility.
          “Investment” means, with respect to any Person, any loan or advance to any other Person, any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of any other Person, any capital contribution to any other Person or any other direct or indirect investment in any other Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (i) or (j) of the definition of “Indebtedness” in respect of another Person. For purposes of covenant compliance, the amount of any Investments at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investments, net of any cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital) in respect of such Investment.
          “Investors” means the Sponsors or any of their respective Affiliates.
          “Joint Venture Subsidiary” means any Subsidiary that is not a Wholly-owned Subsidiary and any Subsidiary of such Subsidiary that is not a Wholly-owned Subsidiary.
          “Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
          “Lead Arranger” means RBC Capital Markets in its capacity as a Lead Arranger under this Agreement.
          “Lender” means the Initial Lenders and any other Lender that may be a party to this Agreement from time to time, together with their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).
          “Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty and (d) the Fee Letter.
          “Loan” means a Loan made pursuant to Section 2.01.

          “Loan Parties” means, collectively, Holdings, the Borrower and each other Guarantor.
          “Make Whole Premium” means the excess, if any, of (a) the present value (computed using a discount rate equal to the Treasury Rate as of the date of such prepayment plus 50 basis points) at the date of prepayment of 104% of the aggregate principal amount of Loans being prepaid plus all interest that would have accrued and been payable on the Loans being prepaid from the date of prepayment through the second anniversary of the Closing Date; over (b) the principal amount of such Loans being prepaid.
          “Management Stockholders” means the members of management or the board of directors of Holdings.
          “Master Agreement” has the meaning specified in the definition of “Swap Contract”.
          “Material Adverse Effect” means (a) a material adverse effect on the business, operations, financial condition, performance or properties of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.
          “Material Contract” means, with respect to any Person, each contract to which such Person is a party the breach or termination of which could reasonably be expected to have a Material Adverse Effect.
          “Maturity Date” means the seventh anniversary of the Closing Date; provided that, in each case, if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.
          “Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, (b) all applicable provisions of all federal rules and regulations of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and orders of Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above, (c) all state statutes for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above, and (d) all applicable provisions of all rules, regulations of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and orders of Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (c) above.
          “Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto; together with all applicable rules and regulations of all Governmental Authorities (including, without limitation, Health and Human Services, its Office of the Inspector General, the Centers for Medicare & Medicaid Services, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law.

          “Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code.
          “Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.
          “Merger” has the meaning set forth in the Preliminary Statements.
          “Merger Sub” has the meaning set forth in the Preliminary Statements.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Multiemployer Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
          “Net Cash Proceeds” means with respect to the Disposition of any asset by the Borrower or any Subsidiary not permitted under clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k) of Section 7.05 or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the reasonable out-of-pocket fees and expenses actually incurred by the Borrower or such Subsidiary in connection with such Disposition or Casualty Event (including, without limitation, reasonable attorney’s fees, consultant, brokerage and closing costs incurred in connection with such transaction), (C) taxes paid or reasonably estimated to be actually payable or that are actually accrued in connection therewith within the current tax year as a result of any gain recognized in connection therewith, and (D) a reasonable reserve for (i) any purchase price adjustment or (ii) any liabilities associated with such asset or assets and retained by the Borrower or any Subsidiary after such sale or other Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by the Borrower or any of its Subsidiaries in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity that, by its terms, will not under any circumstances be made prior to the final maturity of all of the Facilities); provided, that, no proceeds of Dispositions of assets realized in any Fiscal Year shall be deemed to be Net Cash Proceeds hereunder until such proceeds exceed $2,875,000 in the aggregate for such Fiscal Year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds).
          “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.
          “Non-Consenting Lender” has the meaning specified in Section 3.03(c).

          “Note” means a promissory note of the Borrower payable to any Lender or its assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.
          “NPL” means the National Priorities List under CERCLA.
          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.
          “Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Other Taxes” has the meaning specified in Section 3.01(b).
          “Outstanding Amount” means with respect to the Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans on such date.
          “Pari Passu Indebtedness” means unsecured Indebtedness that ranks pari passu in right of payment with the Loans.
          “Participant” has the meaning specified in Section 12.07(e).
          “Participant Register” has the meaning specified in Section 12.07(e).
          “Payment Block Notice” has the meaning given to such term in Section 11.03.
          “Payment Default” shall mean any default or event of default under the Senior Loan Documents arising from any failure of an Loan Party to pay when due any principal of or premium, if any, or interest or fees on any Indebtedness under the Senior Loan Documents, whether at stated maturity, by acceleration or otherwise, in an amount that with respect to fees and obligations other than principal or interest, exceeds $500,000 in the aggregate.

          “PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereof).
          “Pension Act” means the Pension Protection Act of 2006, as amended.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since January 1, 2003.
          “Permit” means any and all permits, licenses, authorizations, certificates, franchises, registrations or other approvals granted by any Governmental Authority.
          “Permitted Acquisition” has the meaning specified in Section 7.02(j).
          “Permitted Holders” means any of (a) the Investors and (b) the Management Stockholders.
          “Permitted Junior Securities” means (a) Equity Interests in Holdings or, to the extent permitted under the Senior Facilities, the Borrowers, or (b) debt securities that are subordinated to all Senior Indebtedness, and to any debt securities issued in exchange for Senior Secured Obligations, at least to the same extent as, or to a greater extent than, the Loans and the Guaranty are subordinated to Senior Secured Obligations under this Agreement.
          “Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, replacement, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.03, (b) such modification, refinancing, refunding, replacement, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, replacement, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, taken as a whole, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person or Persons who are the obligors on the Indebtedness being modified, refinanced, refunded, renewed or extended, and such new or additional obligors as are permitted under Section 7.03(d) or as are or become Loan Parties in accordance with Section 6.11 and with respect to subordinated Indebtedness the obligations of such obligors shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in documentation governing the Indebtedness, taken as a whole, (f) at the time thereof, no Event of Default shall have occurred and be continuing and (g) the interest rate under any such modified, refinanced, refunded, renewed or extended Indebtedness (excluding any upfront or arrangement fees payable to the arrangers or underwriters in respect of such permitted refinancing) shall not be greater than the interest rate applicable under this Agreement; provided, further, that clauses (b), (d) and (e) shall not apply to any modification, refinancing, refunding, renewal or extension of any Senior Secured Obligations.
          “Permitted Sale Leaseback” means any Sale Leaseback consummated by the Borrower or any of its Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between a Loan Party and another Loan Party shall be consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Subsidiary.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, Borrower, partnership, Governmental Authority or other entity.
          “PIK Interest” means interest paid in the form of increasing the outstanding principal amount of the Loans as provided in Section 2.07(d).
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
          “Platform” has the meaning specified in Section 12.02(c).
          “Prepayment Notice” means a notice of prepayment in respect of any voluntary or mandatory prepayment in substantially the form of Exhibit A-2.
          “Prime Rate” means the rate of interest per annum announced by Royal Bank from time to time as its prime commercial lending rate for United States Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate that Royal Bank is charging any corporate customer.
          “Pro Forma Adjustment” means, for any Test Period in which the Transaction, a Permitted Acquisition or Disposition of all or substantially all of the Equity Interests in any Subsidiary or any division, product line or facility used for operations has occurred, with respect to Consolidated Adjusted EBITDA, (a) the pro forma increase or decrease in Consolidated Adjusted EBITDA associated with Acquired EBITDA or Disposed EBITDA, as the case may be, which pro forma increase or decrease are factually supportable and are expected to have a continuing impact, in each case, as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, and subject to the Administrative Agent’s reasonable satisfaction that such adjustments comply with the requirements of regulation S-X and (b) additional good faith pro forma adjustments (as certified by the chief financial officer or treasurer and reasonably acceptable to the Administrative Agent) arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Sold Entity or Business with the operations of the Borrower and its Subsidiaries, in each case, being given pro forma effect, including, but not limited to, (v) reductions in medication and supply costs, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead (taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Sold Entity or Business and the consolidated financial statements of Holdings and its Subsidiaries, assuming such Permitted Acquisition or Disposition, and all other Permitted Acquisitions or Dispositions that have been consummated during the beginning of such period, and any Indebtedness or other liabilities repaid or incurred in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that such Pro Forma Adjustments set forth in clause (a) (other than in respect of increases or decreases in EBITDA attributable to actual Acquired EBITDA or Disposed EBITDA) and clause (b) hereof shall at no time exceed (i) 0% during the first two full fiscal quarters following the Closing Date and (ii) thereafter, 5.0% of total Consolidated Adjusted EBITDA, which amount shall not be in addition to the amounts set forth in the following proviso for the applicable period; provided, further, that, with respect to the Acquisition, (w) up to $9,300,000 of Pro Forma Adjustments shall be permitted to be included for the Test Period ending at the end of the first full fiscal quarter following the Closing Date, (x) up to $6,750,000 of Pro Forma Adjustments shall be permitted to be included for the Test Period ending at the end of the second full fiscal quarter following the Closing Date, (y) $4,500,000 of Pro Forma Adjustments shall be permitted to be included for the Test Period ending at the end of the third full fiscal quarter following the Closing Date and (z) $2,250,000 of Pro Forma Adjustments shall be permitted to be included for the Test Period ending at the end of the fourth full fiscal quarter following the Closing Date.
          “Pro Forma Balance Sheet” has the meaning specified in Section 5.06(a)(ii).
          “Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated Adjusted EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.
          “Pro Forma Financial Statements” has the meaning specified in Section 5.06(a)(ii).
          “Pro Forma Forecasts” has the meaning specified in Section 5.06(c).
          “Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the respective applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided, that, if such Commitments have been terminated, then the Pro Rata

Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
          “Public Lender” has the meaning specified in Section 12.02(h).
          “Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
          “Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act.
          “Register” has the meaning specified in Section 12.07(e).
          “Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.
          “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Total Facility Exposure; provided that the portion of the Total Outstandings held or deemed held by any Defaulting Lender or any Affiliated Lender shall be excluded for purposes of making a determination of Required Lenders.
          “Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, controller, or other similar officer or a Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Subsidiary (including joint ventures), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of the Borrower or any Subsidiary (including joint ventures).
          “Restricting Information” has the meaning assigned to such term in Section 12.02(i).
          “Royal Bank” means Royal Bank of Canada in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.
          “Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “Secured Indebtedness” of any Person means, without duplication, all Indebtedness of such Person of the type described in clause (k) of the definition of Indebtedness.
          “Securities Act” means the Securities Act of 1933.
          “Senior Administrative Agent” means the “Administrative Agent” as defined in the Senior Loan Agreement.
          “Senior Indebtedness” means (a) all Indebtedness of the Loan Parties at any time outstanding under the Senior Loan Documents; and (b) any other Indebtedness of the Loan Parties permitted to be incurred under the terms of this Agreement, unless such Indebtedness is expressly stated to rank pari passu or subordinated in right of payment to the Indebtedness hereunder.
          “Senior Loan Agreement” means the credit agreement dated as of the date hereof, among the Borrower and Royal Bank of Canada, as administrative agent thereunder, and the other parties thereto, as the same may be amended, restated, amended, refinanced, extended, supplemented or otherwise modified from time to time (with the same or different agents and/or lenders) to the extent permitted under the Loan Documents.
          “Senior Loan Documents” means the Senior Loan Agreement, the other “Loan Documents” (as defined in the Senior Loan Agreement), the guaranty issued thereunder and any related document.
          “Senior Facilities” means the facilities under the Senior Loan Agreement.
          “Senior Secured Obligations” shall mean, without duplication, all “Secured Obligations” of the Borrower and the other Loan Parties as defined in the Senior Loan Agreement.
          “Senior Term Loan” means the term loan issued pursuant to the Senior Loan Agreement.
          “Senior Secured Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Total Debt as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower (after giving effect to any Pro Forma Adjustments) for such Test Period.
          “Sold Entity or Business” means any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary.
          “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “SPC” has the meaning specified in Section 12.07(g).
          “Specified Equity Contribution” has the meaning set forth in the definition of “Consolidated Adjusted EBITDA”.
          “Specified Property” means the real property listed on Schedule 1.01(c).
          “Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.
          “Sponsors” means each of SV Life Sciences, Thoma Cressey Equity Partners, Salix Ventures and Select Capital Ventures and their respective Affiliates and funds or partnerships managed by any of them or any of their respective Affiliates, but not including, however, any of their portfolio companies.
          “Stark Law” means the federal anti-physician self-referral Law commonly known as the “Stark” law (42 U.S.C Section 1395m).
          “Subordinated Indebtedness” means subordinated Indebtedness incurred by a Loan Party at any time after the Closing Date, provided that (i) no material terms applicable to such Indebtedness (including covenants and events of default) are materially more restrictive (taken as a whole) to such Loan Party than the terms that are applicable to such Loan Party under the Loan Documents, (ii) such Indebtedness is unsecured and is subordinated in right of payment to the prior payment of all obligations of such Loan Parties under the Loan Documents, (iii) such Indebtedness matures on a date not earlier than six (6) months after the Maturity Date and does not include any amortization payments prior to such date, (iv) such Indebtedness accrues interest at a rate determined in good faith by the board of directors of the applicable Loan Party to be a market rate of interest for such Indebtedness at the time of issuance thereof, (v) subject to customary payment blockage notice requirements (where appropriate and with reference to the markets from and in which such Indebtedness is being issued or placed), no amount is payable on account of such Indebtedness (whether on account of principal, interest, fees or otherwise) if a Default or Event of Default has occurred and is continuing, either before or immediately after giving effect to the payment, and (vi) the providers of such Subordinated Indebtedness shall have, to the extent reasonably requested by the Administrative Agent, entered into a subordination agreement with the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Supplemental Administrative Agent” has the meaning specified in Section 10.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.
          “Surviving Indebtedness” means Indebtedness of the Company or any of its Subsidiaries outstanding immediately before and after giving effect to the Credit Extension as specified on Schedule 7.03(c).
          “Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the counterparty to such Swap Contract in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the counterparty to such Swap Contract.
          “Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Indebtedness,” all (a) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Indebtedness” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).
          “Tender Offer” has the meaning set forth in the Preliminary Statements.
          “Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.
          “Threshold Amount” means $3,000,000.

          “Total Facility Exposure” means the sum of (a) Total Outstandings, and (b) aggregate unused Commitments.
          “Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of Holdings (after giving effect to any Pro Forma Adjustments) for such Test Period.
          “Total Outstandings” means the aggregate Outstanding Amount of all Loans.
          “Transaction” means, collectively, (a) the Equity Contribution, (b) the Tender Offer, (c) the Acquisition, (d) the funding of the Loans on the Closing Date, (e) closing of the Senior Facilities and the issuance of the Senior Term Loan on the Closing Date, (f) the consummation of any other transactions in connection with the foregoing, and (g) the payment of the fees and expenses incurred in connection with any of the foregoing.
          “Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any Subsidiary in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
          “Treasury Rate” means, as of the date of prepayment of any Loans, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the second anniversary of the Closing Date; provided, however, that if the period from such date to the second anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
          “Unaudited Financial Statements” means the unaudited combined balance sheets and related statements of income and cash flows of the Borrower, for each fiscal quarter ended at least forty-five (45) days before the Closing Date, previously delivered to the Administrative Agent, in each case calculated in accordance with GAAP.
          “United States” and “U.S.” mean the United States of America.
          “USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
“Wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person; provided, however, that USRC Lake Plains Inc. shall be deemed to be a non-Wholly-owned Subsidiary unless it remains a Wholly-owned Subsidiary on and after July 31, 2010.
          “Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
     (c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
     (d) The term “including” is by way of example and not limitation.
     (e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
     (f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
     (g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     (h) The words “to the Borrower’s knowledge” and words of similar import mean the actual knowledge of a Responsible Officer of the Borrower.
          Section 1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
          (b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

          (c) Where reference is made to “the Borrower and its Subsidiaries on a consolidated basis”, “Holdings and its Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any subsidiaries of the Borrower or Holdings other than Subsidiaries.
          Section 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
          Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
          Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
          Section 1.08 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article II, Article XI and Article XII) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount be determined in a manner consistent with the definition of Exchange Rate.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
          Section 2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower a single loan in a principal amount equal to such Lender’s Commitment on the Closing Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.
          Section 2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent of such Borrowing which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon one (1) Business Day before the requested date of any Borrowing. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Committed Loan Notice shall specify, as applicable, (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Loans to be borrowed.

          (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans. In the case of each Borrowing, each Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
          (c) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
          Section 2.03 [INTENTIONALLY OMITTED.]
          Section 2.04 Prepayments.
          (a) Optional Prepayments. The Borrower may, upon delivery of a Prepayment Notice to the Administrative Agent from time to time voluntarily prepay Loans in whole or in part at any time following the second anniversary of the Closing Date; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) one (1) Business Day prior to any date of prepayment; (2) any prepayment of Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by any additional amounts required pursuant to Section 2.04(b)(iii) and (c). Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.04(a) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.
          (b) Mandatory Prepayments. (i) Following satisfaction of any required prepayment provisions in respect thereof under the Senior Secured Obligations, and subject to Section 2.04(b)(i)(B), if (x) the Borrower or any Subsidiary Disposes of any property, or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by the Borrower or such Subsidiary of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% (such percentage, the “Asset Percentage”) of all such Net Cash Proceeds realized or received; provided, that, no such prepayment shall be required pursuant to this Section 2.04(b)(i) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.04(b)(i)(A) (which notice may only be provided if no Event of Default has occurred and is then continuing).
               (A) With respect to any Net Cash Proceeds realized or received with respect to any Disposition or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within twelve (12) months following receipt of such Net Cash Proceeds; provided that (i) so long as an

Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (ii) if any Net Cash Proceeds are not so reinvested by the deadline specified above or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to the Asset Percentage of any such Net Cash Proceeds shall be applied to the prepayment of the Loans as set forth in this Section 2.04.
               (B) On each occasion that the Borrower must make a prepayment of the Loans pursuant to this Section 2.04(b)(i), the Borrower shall, as promptly as reasonably practicable, but in any event within five Business Days after the date of realization or receipt of such Net Cash Proceeds (or, in the case of prepayments required pursuant to Section 2.04(b)(i)(A), as promptly as reasonably practicable, but in any event within five (5) Business Days after the deadline specified therein, or of the date the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, of the principal amount of Loans in an amount equal to the Asset Percentage of such Net Cash Proceeds realized or received.
               (ii) Upon the occurrence of a Change of Control, the Borrower shall offer to prepay the aggregate outstanding amount of the Loans at such time in cash, without any premium or penalty (other than as set forth in Section 2.04(b)(iii)).
               (iii) In the event that the Borrower prepays any outstanding Loans pursuant to Section 2.04(a) or (b) or in respect of any repayment of the Loans following an acceleration of the Loans pursuant to Section 9.02, (A) the Borrower shall pay the Make Whole Premium plus accrued and unpaid interest, if any, if such prepayment occurs on or prior to the second anniversary of the Closing Date, (B) the Borrower shall pay a premium equal to 4.0% of the aggregate principal amount of the Facility so prepaid if such prepayment occurs after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date and (C) the Borrower shall pay a premium equal to 2.0% of the aggregate principal amount of the Facility so prepaid if such prepayment occurs after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date.
               (iv) [INTENTIONALLY OMITTED.]
               (v) In the event that the Merger does not occur prior to or on the date that is 90 days after the Closing Date, the Borrower shall cause, within three Business Days after such date, to be prepaid, without premium or penalty, an aggregate principal amount of the outstanding Loans equal to 100% of the Escrow Proceeds. For the avoidance of doubt, interest shall accrue on the Escrow Proceeds until the date of prepayment or repayment, and shall be due and payable on such date.
          (b) Interest. All prepayments under this Section 2.04 shall be accompanied by all accrued and unpaid interest on the amount of the Facility so prepaid.
          Section 2.05 Termination or Reduction of Commitments. The Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Loans pursuant to Section 2.01.
          Section 2.06 Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, the aggregate principal amount of all Loans outstanding on such date.

          Section 2.07 Interest. (a) Subject to the provisions of Section 2.07(b), (i) each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate.
          (b) The Borrower shall pay interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws on all amounts due hereunder upon and during the continuation of an Event of Default pursuant to Sections 9.01(a), (f) or (g) or Section 9.01(b) (solely in respect of a Default under Section 7.13 which has not been cured by the making of a Specified Equity Contribution within the time period permitted for the making of such contributions). Accrued and unpaid interest on past due amounts (including interest on past due interest) payable as PIK Interest pursuant to Section 2.07(d) shall be capitalized and added to the unpaid principal amount of the Loans on each Interest Payment Date and the remainder of any accrued and unpaid interest such past due amounts shall be due and payable upon demand.
          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          (d) The Borrower shall pay the interest accrued pursuant to Section 2.07(a) and (b) by capitalizing and adding the amount thereof in excess of 11.25% per annum of the unpaid principal amount of the Loans to the outstanding principal amount of the Loans (“PIK Interest”) on each Interest Payment Date and paying the remaining portion of such interest in cash; provided, however, that PIK Interest shall be applied ratably to all outstanding Loans; provided, further, that interest shall be considered paid on the date due with respect to the portion of the Loans subject to PIK Interest.
          Section 2.08 Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).
          Section 2.09 Computation of Interest and Fees. All computations of interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided, that, any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          Section 2.10 Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
          (b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.10(a), and by each Lender in its account or accounts pursuant to Section 2.10(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.
          Section 2.11 Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
          (b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.
          (c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
               (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate; and
               (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, then in the event the Administrative Agent has funded a Loan in advance of receipt of funds from a Defaulting Lender or otherwise made a payment to the Borrower on behalf of such Defaulting Lender, the Administrative Agent may make a demand therefor upon the Borrower and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
          A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.11(c) shall be conclusive, absent manifest error.
          (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
          (e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make its Loan or purchase its participation.
          (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
          (g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 9.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
          Section 2.12 [INTENTIONALLY OMITTED].
          Section 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 12.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
          Section 3.01 Taxes. (a) Except as provided in this Section 3.01, any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding the Excluded Taxes (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Indemnified Taxes”). If the Borrower or any Guarantor shall be required by any Laws to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Guarantor shall make such deductions, (iii) the Borrower or Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as reasonably possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof, that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any Indemnified Taxes that may become payable by such Agent or such Lender arising out of such failure.

          (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).
          (c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such Agent or Lender, as the case may be, will, at the Borrower’s request, provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts, and shall include reasonable supporting documentation, as the case may be. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor. For the avoidance of doubt, the Borrower shall not be required to indemnify any Lender or Agent under this Section 3.01(c) with respect to any Indemnified Taxes that have been compensated for by the payment of any additional amounts pursuant to Section 3.01(a) or Other Taxes pursuant to Section 3.01(b).
          (d) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall remit such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant Governmental Authority) to the Borrower, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.
          (e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan affected by such event; provided that (i) such designation would eliminate or reduce amounts payable pursuant to Section 3.01(a) or (c), as the case may be, and (ii) such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c). The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender or Agent in connection with any such designation.
          (f) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date it becomes a party to this Agreement, and from time to time thereafter at such times prescribed by applicable Law or as reasonably requested in writing by the Borrower or the Administrative Agent (but only so long thereafter as the Lender remains lawfully able to do so), provide each of the Borrower and the Administrative Agent with two properly completed and executed original Internal Revenue Service Forms W-8BEN, W-8ECI, W-IMY (together with any required attachments, if any), as appropriate, or any successor or other form prescribed by the Internal Revenue Service certifying that such Lender is exempt from or entitled to a reduced rate of U.S. withholding tax on payments pursuant to this Agreement or any other Loan Document. In the case of a Lender that is claiming the “portfolio interest” exemption, such Lender shall also provide (at the same time the appropriate Internal Revenue Service form is due as set forth in the immediately preceding sentence) to the Borrower and the Administrative Agent two duly completed certificates in which such Lender certifies that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). If any Lender is a “United States person” within the meaning of Section 7701(a)(3) of the Code, such Lender shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as reasonably requested in writing by the Borrower or the Administrative Agent (but only so long thereafter at such times prescribed by applicable Law or as the Lender remains lawfully able to do so), provide to each the Borrower and the Administrative Agent with two properly completed and executed original Internal Revenue Service W-9 Forms or any successor form prescribed by the Internal Revenue Service certifying that such Lender is exempt from or not subject to U.S. backup withholding tax. Notwithstanding any other provision of this Section 3.01, a Lender shall not be required to deliver any form pursuant to this Section 3.01(e) that such Lender is not legally able to deliver.
          Section 3.02 Matters Applicable to All Requests for Compensation. Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth a reasonably detailed calculation the additional amount or amounts to be paid to it hereunder, which shall be conclusive absent manifest error. In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods. With respect to any Lender’s claim for compensation under Section 3.01 the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred twenty (120) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such claim is retroactive, then such 120-day period referred to above shall be extended to include the period of retroactive effect thereof.
          Section 3.03 Replacement of Lenders under Certain Circumstances. (a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 as a result of any condition described in such Sections, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, on five (5) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 12.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided, that, neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments, (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents and (C) any such assignment shall not be made if it conflicts with applicable Laws. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by the Required Lenders or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.
          (b) Any Lender being replaced pursuant to Section 3.03(a) above shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and the Borrower deliver replacement Notes evidencing such Loans as requested by the assignee Lender. Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (ii) all obligations of the Borrower owing to the assigning Lender together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (iii) upon such payment, if so requested by the assignee Lender, the Borrower shall, upon the receipt by the Borrower of any Notes previously issued to the assigning Lender, deliver to the assignee Lender a Note or Notes executed by the Borrower, (iv) the assignee Lender shall become a Lender hereunder with respect to the interests assigned, in addition to any other interest it may otherwise hold as a Lender under this Agreement, and (v) the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned interest, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.
          (c) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 12.01 or all the Lenders with respect to Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.
          Section 3.04 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
          Section 4.01 Conditions of Credit Extension. The obligation of each Lender to make its Credit Extension hereunder is subject to satisfaction of the following conditions precedent except as otherwise agreed between the Borrower and the Administrative Agent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or electronic transmission in .pdf format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
          (i) executed counterparts of this Agreement and the Guaranty by each Loan Party and Lender, as applicable;

          (ii) an original Note executed by the Borrower in favor of each Lender that has requested a Note;
          (iii) such certificates (including a certificate substantially in the form of Exhibit G) of resolutions or other corporate action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date, and including certification of final copies of the Senior Loan Documents (other than the fee letter relating thereto) and documentation evidencing the Equity Contribution;
          (iv) an opinion from Fulbright & Jaworski L.L.P., New York counsel to the Loan Parties, substantially in the form of Exhibit F;
          (v) a certificate attesting to the Solvency of the Loan Parties (taken as a whole) on the Closing Date after giving effect to the Transaction, from the Chief Financial Officer or an authorized person performing similar function of the Borrower;
          (vi) (A) the representations and warranties of the Company and its Subsidiaries contained in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of any such representations by the Borrower (determined without regard to whether any notice is required to be delivered by the Borrower) and (B) the representations and warranties of the Borrower in Sections 5.01(a), (b) and (c), 5.02, 5.04, 5.15 and 5.18, (and corresponding representations in any other Loan Document) shall be true and correct on and as of such date;
          (vii) good standing certificates or certificates of status, as applicable and bring down certificates, for each Loan Party; and
          (viii) an Escrow Agreement, in form and substance reasonably satisfactory to the Administrative Agent.
     (b) The Lenders shall have received on or prior to the Closing Date, all documentation and other information reasonably requested by them in writing at least three (3) Business Days prior to the Closing Date in order to allow the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
     (c) All fees and expenses required to be paid hereunder and invoiced prior to the Closing Date shall have been paid in full in cash prior to the Closing Date or, will be paid from proceeds of the Credit Extension on the Closing Date.
     (d) Prior to or substantially simultaneously with the Credit Extension, (i) the Equity Contribution shall have been consummated, (ii) the Tender Offer shall have been consummated and more than 50% of the Equity Interests of the Company shall have been tendered thereunder, and (iii) either (1) the Acquisition shall be consummated in accordance with the terms of the Acquisition Agreement (without any waiver, amendment, supplement or modification of the Acquisition Agreement in a manner that is material and adverse to the Lenders) or (2) the Escrow Proceeds shall have been deposited in the Escrow Account (as defined in the Escrow Agreement).

     (e) To the extent Equity Interests other than common Equity Interests were issued in connection with the Equity Contribution, such issuance shall be on terms and conditions, and pursuant to documentation, reasonably satisfactory to the Administrative Agent to the extent material to the interests of the Lenders.
     (f) Prior to or substantially simultaneously with the Credit Extension, the Borrower shall have issued the Senior Term Loan in an aggregate principal amount of not less than $132,500,000 and shall have received the net proceeds thereof.
     (g) The Administrative Agent shall have received (i) the Audited Financial Statements and the audit report for such financial statements, (ii) the Pro Forma Financial Statements and (iii) the Pro Forma Forecasts.
     (h) Substantially simultaneously with the Credit Extension, all Existing Indebtedness (other than Surviving Indebtedness specified on Schedule 7.03(c)) shall have been repaid in full, together with all fees and other amounts owing thereon or an amount has been deposited in escrow for the irrevocable and indefeasible prepayment and repayment of such Existing Indebtedness as of the Closing Date.
     (i) The Total Leverage Ratio on the Closing Date, after giving effect to the Transactions on a Pro Forma Basis, for the trailing twelve-month period as at the end of the most recently-ended twelve month period for which such information is available shall not be greater than 4.50:1.00.
     (j) The Senior Secured Total Leverage Ratio on the Closing Date, after giving effect to the Transactions on a Pro Forma Basis, for the trailing twelve-month period as at the end of the most recently-ended twelve month period for which such information is available shall not be greater than 3.50:1.00.
     (k) The Administrative Agent shall be reasonably satisfied that all necessary governmental and third party consents and approvals necessary in connection with the Transaction have been obtained and be effective and all applicable waiting periods in respect thereof shall have expired without any adverse action being taken by any Governmental Authority other than the those which the failure to obtain, individually or in the aggregate, could not reasonably be expected to have a Closing Date Material Adverse Effect or to result in criminal or civil sanctions against any party thereto and that the Transaction are in compliance with all applicable Laws in all material respects.
     (l) Since December 31, 2009, there shall not have occurred a Closing Date Material Adverse Effect and the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying to that effect.
          Notwithstanding anything in this Section 4.01 to the contrary, the items listed on Schedule 6.13(c) shall not be conditions to the Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Agents and the Lenders that:

          Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System and Health Care Laws), orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted, except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clause (b), to the extent that such breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect.
          Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, or (b) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction. The Acquisition is being consummated in accordance with the Acquisition Agreement and, in all material respects, applicable Law.
          Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.
          Section 5.05 Medicare Participation / Accreditation.

          (a) The Loan Parties are, to the extent required by their business as currently conducted, qualified to participate as providers under the Medicare Regulations and Medicaid Regulations and the relevant Loan Parties are entitled to reimbursement under the Medicare program for services rendered to qualified Medicare beneficiaries. The Loan Parties comply in all material respects with the conditions of coverage or participation of those Government Reimbursement Programs in which any of them participates. To the knowledge of the Borrower, except as set forth on Schedule 5.07, there is no pending or threatened proceeding or investigation by any of the Government Reimbursement Programs in which any of the Loan Parties participates with respect to (i) each Loan Party’s qualification or right to participate in any such Government Reimbursement Program, (ii) the compliance or non-compliance by each Loan Party with the terms or provisions of any such Government Reimbursement Program, or (iii) the right of any Loan Party to receive or retain amounts received or due or to become due from any such Government Reimbursement Program, which proceeding or investigation, together with all other such Governmental Reimbursement Program proceedings and investigations, could reasonably be expected to have a Material Adverse Effect.
          (b) To the knowledge of the Borrower, no Loan Party nor any of their respective officers or directors has, on behalf of any of the Loan Parties, knowingly and willfully violated any Medicare Regulations or Medicaid Regulations applicable to the Loan Parties in any case in any material respect.
          (c) To the actual knowledge of Borrower, there are no Medicare or Medicaid termination proceedings underway with respect to any of the Loan Parties, and no current employee or independent contractor to any of the Loan Parties has been excluded from participating in Medicare or Medicaid or any similar federal programs.
          Section 5.06 Financial Statements; No Material Adverse Effect. (a) (i) The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except (x) as otherwise disclosed to the Administrative Agent prior to the Closing Date and (y) in the case of the Unaudited Financial Statements, to changes resulting from normal year end audit adjustments and the absence of footnotes.
               (ii) The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2009 (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Borrower and its Subsidiaries for the 12 month period ending on December 31, 2009 (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Transaction and each material acquisition by the Borrower or any of its Subsidiaries consummated after December 31, 2009 and prior to the Closing Date. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof in light of the circumstances known as of such date, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of the Borrower and its Subsidiaries as at December 31, 2009 and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.
          (b) Since December 31, 2009, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

          (c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower for each quarter for the two years commencing with the first fiscal quarter of Fiscal Year 2010 and for each Fiscal Year ending after the Closing Date until the sixth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material (the “Pro Forma Forecasts”).
          Section 5.07 Litigation. Except as set forth on Schedule 5.07, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.
          Section 5.08 [INTENTIONALLY OMITTED].
          Section 5.09 [INTENTIONALLY OMITTED].
          Section 5.10 Environmental Compliance. Except as could not reasonably be expected to result have a Material Adverse Effect:
     (a) Except as otherwise set forth on Schedule 5.10(a), or as could not reasonably be expected to have a Material Adverse Effect, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and, to the Borrower’s knowledge, no circumstances exist that would be reasonably likely to (A) form the basis of a material Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.
     (b) Except as otherwise set forth on Schedule 5.10(b) hereto, or as could not reasonably be expected to have a Material Adverse Effect, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the Borrower’s knowledge, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks other than in compliance with applicable Environmental Laws or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; other than in compliance with applicable Environmental Laws there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of by any Loan Party, any of its Subsidiaries or, to the Borrower’s knowledge, any predecessor on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.
     (c) Except as otherwise set forth on Schedule 5.10(c) hereto, or as could not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and, to the Borrower’s knowledge, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.
     (d) Except as set forth in Schedule 5.10(d) or as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Borrower and each of its Subsidiaries has obtained all material Environmental Permits required for ownership and operation of its property and business. Except as set forth in Schedule 5.10(d), as of the Closing Date neither the Borrower nor any of its Subsidiaries has received any written notification pursuant to any applicable Environmental Law or otherwise has knowledge that (A) any material work, repairs, construction or Capital Expenditures are required to be made in order to be in or continue to be in compliance with any applicable Environmental Laws or any material Environmental Permit or (B) any Environmental Permit is about to be reviewed, made subject to new limitations or conditions, revoked, withdrawn or terminated.
     (e) Except as set forth in Schedule 5.10(e), or as could not reasonably be expected to have a Material Adverse Effect, no Loan Party nor any other Subsidiary has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.
          Section 5.11 Taxes. (a) Holdings, the Borrower and each Subsidiary have timely filed (taking into account any extensions) all material federal, provincial, state, municipal, foreign and other tax returns and reports required to be filed, and have timely paid all material federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.
          (b) As of the Closing Date, to the knowledge of the Borrower, there are no (i) claims being asserted in writing with respect to any taxes, (ii) presently effective waivers of statutes in writing with respect to any taxes, and (iii) no tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority, in each case, with respect to Holdings, the Company, the Borrower and its Subsidiaries.
          (c) Neither the Borrower nor any of its Subsidiaries is a party with any Person other than the Borrower or any of its Subsidiaries to any tax sharing or similar agreement (other than a business acquisition agreement in which an allocation of taxes in connection with such agreement would not reasonably be expected to have a Material Adverse Effect).
          Section 5.12 Compliance with ERISA. (a) Except as set forth in Schedule 5.12(a) or as could not reasonably be expected to result in a material liability to a Loan Party or any of its ERISA Affiliates, each Plan is maintained and administered in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.
          (b) (i) No ERISA Event has occurred within the six year period ending on the date hereof and no ERISA Event is reasonably expected to occur; (ii) no Loan Party or any of its ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Section 4201 or 4243 of ERISA; and (iii) no Loan Party or any of its ERISA Affiliates has, during the six year period ending on the date hereof, engaged in a transaction the principal purpose of which was to evade liability under Subtitle C or Part 1 of Subtitle E of Title IV of ERISA.
          Section 5.13 Labor Matters. There are no strikes pending or threatened against the Borrower or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Borrower or any of its Subsidiaries or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Borrower and its Subsidiaries.
          Section 5.14 Subsidiaries; Equity Interests. As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.14, and all of the outstanding Equity Interests in the Borrower and the Subsidiaries have been validly issued, are fully paid and non-assessable. As of the Closing Date, Schedule 5.14 sets forth the name and jurisdiction of organization of each Subsidiary and (b) sets forth the ownership interest of the Borrower and any of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership.
          Section 5.15 Margin Regulations; Investment Company Act; USA PATRIOT Act. (a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Borrowing will be used for any purpose that violates Regulation U.
          (b) None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
          (c) Neither the Borrower nor any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 and the USA PATRIOT Act and the use of the proceeds of the Loans will not violate the Trading with the Enemy Act, as amended or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto.
          Section 5.16 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections are not to be viewed as facts, that such projections may vary from actual results and that such variances may be material.

          Section 5.17 [INTENTIONALLY OMITTED].
          Section 5.18 Solvency. As of the Closing Date, the Borrower and its Subsidiaries are, on a consolidated basis, Solvent.
          Section 5.19 No Default. No Default has occurred and is continuing or would result from any Borrowing or the Credit Extension under this Agreement or from the application of the proceeds therefrom.
          Section 5.20 Use of Proceeds. The Borrower will use the proceeds of the Loans solely to consummate the Acquisition and the Transactions.
          Section 5.21 Compliance Program. The Borrower currently maintains in respect of the operations of the Borrower and each Loan Party a compliance program designed to promote compliance with applicable Health Care Laws to improve the quality and performance of operations, and to detect, prevent, and address violations of legal or ethical standards applicable to the operations of its business (the “Compliance Program”). The Compliance Program incorporates applicable material guidelines issued by the U.S. Department of Health and Human Services and other federal and state agencies. The Borrower has conducted its operations in accordance with all material requirements of its Compliance Program. The Borrower is not in the process of preparing and has not previously submitted or filed any voluntary disclosure report to any Governmental Authority, including with the U.S. Department of Health and Human Service’s Office of Inspector General pursuant to its provider self-disclosure protocol.
ARTICLE VI
AFFIRMATIVE COVENANTS
          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Subsidiary to:
          Section 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:
     (a) as soon as available, but in any event within one hundred twenty (120) days after the end of each subsequent Fiscal Year of the Borrower, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
     (b) as soon as available, but in any event, within forty-five (45) days after the end of each fiscal quarter of each Fiscal Year of the Borrower (commencing with fiscal quarter ending June 30, 2010), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the Fiscal Year then ended and (ii) consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case (A) in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and (B) a comparison of actual figures for such fiscal quarter against the forecasts for such fiscal quarter, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes;
     (c) [INTENTIONALLY OMITTED.]
     (d) Annual Forecasts, Budget and Comparisons. As soon as available and in any event within (i) 60 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Maturity Date together with a budget for each fiscal quarter and Fiscal Year and (ii) one hundred twenty (120) days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case a comparison of actual figures against the forecasts for such Fiscal Year, in each case, in form reasonably satisfactory to the Administrative Agent.
     (e) Management Discussion and Analysis Reports. Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and (b) (other than the consolidated financial statements in respect of the fourth fiscal quarter of each Fiscal Year delivered in accordance with Section 6.01(b)) a report setting forth management’s analysis and discussion of the condition (financial and otherwise) operations, prospects and forecasts in respect of the business of the Borrower and its Subsidiaries. The Borrower shall, not later than 20 days following the Lenders’ request, schedule one telephonic conference per Fiscal Year with management of the Borrower to discuss the contents of the relevant reports.
          Section 6.02 Certificates; Reports; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:
     (a) upon delivery of the financial statements referred to in Section 6.01(a) and (b) (other than the consolidated financial statements in respect of the fiscal quarter ending June 30, 2010 and in respect of the fourth fiscal quarter of each Fiscal Year) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
     (b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

     (c) together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), (i) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a prepayment under Section 2.04(b), (ii) a list of Subsidiaries as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (iii) such other information required by the Compliance Certificate; and
     (d) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.
          Documents required to be delivered pursuant to Section 6.01(a), (b), or (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding the foregoing, the Borrower shall deliver originally executed Compliance Certificates to the Administrative Agent (in addition to the electronic copies pursuant to the foregoing). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
          Section 6.03 Notice Requirements; Other Information. Promptly after a Responsible Officer obtains knowledge thereof, notify, or, as soon as available, provide to the Administrative Agent, for prompt further distribution to each Lender, as the case may be:
     (a) of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;
     (b) the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (c) the commencement of, or any material development in, any litigation or governmental proceeding (including without limitation pursuant to any applicable Environmental Laws) pending against the Borrower or any of the Subsidiaries that could reasonably be expected to have in a Material Adverse Effect;
     (d) of the occurrence of any ERISA Event or other labor related matters, in each case, which has resulted in liability to a Loan Party or ERISA Affiliate in excess of the Threshold Amount;

     (e) of a tax event or liability not previously disclosed in writing by the Borrower to the Administrative Agent which could reasonably be expected to have a Material Adverse Effect, together with any other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent to evaluate such matters;
     (f) notices of any investigation or audit, or pending proceedings relating to any material violation or potential material violation by any Loan Party, or any health care facility to which a Loan Party provides services, of any Health Care Laws (including, without limitation, any investigation or audit or proceeding involving violation of any of the Medicare and/or Medicaid fraud and abuse provisions) which could reasonably be expected to have a Material Adverse Effect, in each case promptly after Borrower has notice thereof;
     (g) immediately upon the discovery of any inaccuracy, miscalculation or misstatement contained in any Compliance Certificate or other certificate provided for any period that affects any financial or other calculations, representations or warranties or other statements impacting any provision of this Agreement and any other Loan Document in any material respect, notice of such inaccuracy, miscalculation or misstatement together with an updated certificate including the corrected information, calculation or statement, as applicable; and
     (h) any notice of default, amendment, waiver, consent or forbearance delivered under or in connection with the Senior Loan Documents (which notice of default, amendment, waiver, consent or forbearance shall be delivered to the Administrative Agent and the Senior Administrative Agent substantially contemporaneously); and
     (i) of any change in any Loan Party’s corporate name, identity or corporate structure.
          Section 6.04 Environmental Matters. (a) Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action required to remove and clean up all releases or threatened releases of Hazardous Materials from any of its properties, as required under, and in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
          (b) Environmental Reporting Requirements. Promptly after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent of or, as soon as practicable after receipt thereof, deliver to the Administrative Agent, for prompt further distribution to each Lender, material documents concerning:
     (i) any Environmental Action against or of any non-compliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would reasonably be expected to result in a Material Adverse Effect;
     (ii) (1) any occurrence of any material release or threatened release of Hazardous Materials required to be reported to any Governmental Authority under applicable Environmental Law, (2) any remedial actions taken by any Loan Party or its

Subsidiaries in respect of any such release or threatened release that could reasonably be expected to result in an Environmental Action or (3) the Loan Parties’ discovery of any occurrence of or condition on any real property adjoining or in the vicinity of any site or facility that would be reasonably expected to cause such site or facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
     (iii) copies of any and all material written communications with respect to (1) any Environmental Action, (2) any release or threatened release of a Hazardous Material or non-compliance with any Environmental Law required to be reported to any Governmental Authority and (3) any request for information from a Governmental Authority that suggests such Governmental Authority is investigating the potential responsibility of the Borrower or any of its Subsidiaries as a potentially responsible party;
     (iv) (1) any Permitted Acquisition that could reasonably be expected to (A) expose the Borrower or any of its Subsidiaries to, or result in, Environmental Actions or (B) affect the ability of the Borrower and its Subsidiaries to maintain in full force and effect all Governmental Authorizations and Environmental Permits required for the continued operations of their respective businesses and (2) any action proposed to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject the Borrower and its Subsidiaries to any material additional obligations or requirements under Environmental Laws;
     (v) copies of all non-privileged environmental reports (whether produced by the Borrower or its Subsidiaries or any third party or Governmental Authority) with respect to any environmental conditions on, at or under any sites owned, leased or operated by the Borrower and its Subsidiaries;
     (vi) upon a good faith belief that a release of Hazardous Materials or a violation of Environmental Law reasonably likely to result in a fine or penalty has occurred and within 60 days after the Administrative Agent’s reasonable request and at the expense of the Borrower, any additional environmental site assessment reports for any of its or its Subsidiaries’ properties described in such request prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of such Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment; and
     (vii) any such other documents and information as the Administrative Agent may reasonably request from time to time.
          Section 6.05 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence, structure and name under the Laws of the jurisdiction of its organization and (b) take all commercially reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except pursuant to a transaction permitted by Section 7.04 or Section 7.05.
          Section 6.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment that are used or useful in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and make all commercially reasonable and appropriate repairs, renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof except where failure to do so could not reasonably be expected to have a Material Adverse Effect.
          Section 6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies (in the good faith judgment of management), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried by Person engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.
          Section 6.08 Compliance with Laws. (a) Comply with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Health Care Laws, Environmental Laws and ERISA) except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          (b) Regularly review and revise the policies and procedures of the Loan Parties to ensure continuing compliance by all Loan Parties, including all employees of the Loan Parties with all applicable Health Care Laws and maintain appropriate programs and procedures for communicating such policies and procedures to all employees of any Loan Party and healthcare providers under contract with any Loan Party and for making sure that all employees of any Loan Party are able to report material violations of any Health Care Laws and have such reports adequately addressed and corrected as soon as practicable, except as could not reasonably be expected to result in a Material Adverse Effect.
          Section 6.09 Books and Records. Maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.
          Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any properties of the Borrower and its Subsidiaries (subject, in the case of third party customer sites, to customary access agreements) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that excluding any such visits and inspections during the occurrence and continuance of an Event of Default, (i) only the Administrative Agent and any Lender holding at least 20% of the Total Facility Exposure may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and (ii) the Administrative Agent and such Lender(s), considered together, shall not exercise such rights more than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such visit by the Administrative Agent shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Neither the Borrower nor any Subsidiary shall be required to disclose to the Administrative Agent or any Lender any information that, in the opinion of counsel to the Borrower or such Subsidiary, is prohibited by Law to be disclosed, is subject to attorney client privilege or constitutes attorney work product or the disclosure of which would cause a material breach of a binding non-disclosure agreement with a third party to the extent such agreement is not made in contemplation of the avoidance of this Section 6.10.
          Section 6.11 Covenant to Guarantee Obligations. Upon the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party, each Loan Party shall, in each case at such Loan Party’s expense:
     (a) in connection with the formation or acquisition of a Subsidiary, within 30 days after such formation or acquisition (or such longer period as the Administrative Agent may agree in its reasonable discretion), cause each such Subsidiary that is required to be a Guarantor pursuant to the Guarantee Requirement, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,
     (b) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Guarantee Requirement to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Guarantee Requirement to take, all such other action as the Administrative Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Guaranty,
     (c) the Borrower shall provide the Guarantees set forth on Schedule 1 on or prior to the dates corresponding to such Guarantees set forth on Schedule 1; and
     (d) within 30 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of an opinion in customary form, addressed to the Administrative Agent and the other Secured Parties (as defined in the Guarantee), of counsel for the Loan Parties acceptable to the Administrative Agent as to (1) the matters contained in clause (a) above, (2) such guaranties and guaranty supplements being legal, valid and binding obligations of each Loan Party thereto enforceable in accordance with their terms and (3) matters of corporate formalities as the Administrative Agent may request and such other matters as the Administrative Agent may reasonably request.
          Section 6.12 Use of Proceeds. Use the proceeds of the Credit Extension, whether directly or indirectly, in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement and as set forth in Section 5.20.
          Section 6.13 Further Assurances and Post-Closing Undertakings. (a) General Assurances(i) . Promptly upon reasonable request by any Agent, or any Lender through the Administrative

Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution or acknowledgment thereof.
          (b) Post Closing Undertakings. Within the time periods specified on Schedule 6.13(c), complete such undertakings set forth in Schedule 6.13(c).
          Section 6.14 Taxes. Each of Holdings and the Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis (taking into account any extensions) and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of Holdings or the Borrower or its Subsidiaries not otherwise permitted under this Agreement; provided, that, neither Holdings nor the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
          Section 6.15 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its Fiscal Year to end on or about December 31 of each calendar year and (ii) its fiscal quarters to end on or about March 31, June 30, September 30 and December 31 of each calendar year, in each case unless otherwise approved by the Administrative Agent.
          Section 6.16 Material Contracts. Comply with all the terms and provisions of each Material Contract, except to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect.
          Section 6.17 Ratings. Use commercially reasonable efforts to maintain at all times corporate family ratings from Moody’s and corporate credit ratings from S&P. The Borrower will promptly notify the Administrative Agent in the event of a downgrade in any of the foregoing ratings.
ARTICLE VII
NEGATIVE COVENANTS
          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:
          Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens securing Indebtedness permitted pursuant to Section 7.03(b);
     (b) Liens existing on the date hereof and listed on Schedule 7.01(b);
     (c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

     (d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;
     (e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;
     (f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h);
     (i) Liens securing Indebtedness permitted under Section 7.03(f) and (l); provided that (i) such Liens attach concurrently with or within 90 days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases;
     (j) leases, licenses, subleases or sublicenses and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;
     (k) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or Section 7.02(r) to be applied against the purchase price for such Investment;

     (l) Liens in favor of the Borrower or any Subsidiary securing Indebtedness permitted under Section 7.03(e); provided that no such Lien on assets of Loans Parties shall be permitted to secure Indebtedness owed by a Loan Party to any Joint Venture Subsidiary;
     (m) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(f) or (h);
     (n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;
     (o) Liens arising from precautionary Uniform Commercial Code financing statement filings;
     (p) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;
     (q) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; or
     (r) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (m) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;
     (s) Liens on property of a Joint Venture Subsidiary securing Indebtedness of a Joint Venture Subsidiary permitted to be incurred by Section 7.03;
     (t) Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business permitted by this Agreement and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, solely to the extent such Disposition would be have been permitted on the date of the creation of such Lien; and

     (u) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $2,500,000.
     Section 7.02 Investments. Make any Investments, except:
     (a) Investments by the Borrower or its Subsidiary in Cash Equivalents;
     (b) loans or advances to officers, directors, partners and employees of Holdings, the Borrower or its Subsidiaries for reasonable and customary business-related travel, and analogous ordinary business purposes in an amount not to exceed $575,000 in the aggregate;
     (c) asset purchases (including purchases of inventory, equipment, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;
     (d) Investments (i) by any Loan Party in any other Loan Party (including any new Subsidiaries which become a Loan Party in accordance with Section 6.11), (ii) by any Subsidiary in any Loan Party (including any new Subsidiaries which become a Loan Party in accordance with Section 6.11) and (iii) by any Joint Venture Subsidiary in any other Joint Venture Subsidiary;
     (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
     (f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and Capital Expenditures permitted under Section 7.01, Section 7.03, Section 7.04, Section 7.05, Section 7.06 and Section 7.16, respectively; provided, however, that no Investments may be made solely pursuant to this Section 7.02(f);
     (g) Investments existing on the date hereof and any modification, replacement, renewal, reinvestment or extension of any Investment existing on the date hereof; provided, that, the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;
     (h) Investments in Swap Contracts permitted under Section 7.03(g);
     (i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;
     (j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that:
     (i) such Person so purchased or otherwise acquired and the lines of business so purchased or acquired shall be in compliance with the requirements of Section 7.07;

     (ii) the Borrower, the applicable Loan Parties shall comply with the Guarantee Requirements and the requirements of Section 6.11;
     (iii) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing;
     (iv) after giving Pro Forma Effect to any such purchase or other acquisition, the Borrower shall be in pro forma compliance with the Financial Covenant set forth in Section 7.13 and 7.14, with such compliance to be based on the most recently ended period of twelve fiscal months with respect to Pro Forma Adjustments to Consolidated Adjusted EBITDA;
     (v) the Borrower shall have delivered to the Administrative Agent, at least two (2) Business Days prior to the date on which any such acquisition is to be consummated, (A) a certificate of a Responsible Officer certifying that all requirements set forth in this Section 7.02(j) have been satisfied or will be satisfied on or prior to the consummation of such acquisition, setting forth all relevant financial information with respect to such acquisition, including, without limitation, the aggregate consideration and other information required to demonstrate compliance with the Financial Covenant and (B) any such report or notice relating to matters required to be disclosed pursuant to Section 6.04(b)(iv);
     (vi) [INTENTIONALLY OMITTED];
     (vii) at the time of such acquisition and immediately after giving effect thereto Available Liquidity shall be not less than $10,000,000;
     (k) the Transaction;
     (l) expenditures made by the Borrower or any of its Subsidiaries with proceeds received from any sellers party to the Acquisition Agreement (or any Affiliate thereof) pursuant to any indemnification provisions set forth in the Acquisition Agreement to the extent such proceeds are actually applied to remedy the specific event or circumstance giving rise to the claim for indemnification;
     (m) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
     (n) Investments in Joint Venture Subsidiaries in an aggregate amount not to exceed $15,000,000;
     (o) advances of payroll payments to employees in the ordinary course of business;
     (p) Investments held by any Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with any Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and to the extent otherwise permitted under Section 7.02 (and not solely in reliance on this Section 7.02(p));

     (q) Guarantee Obligations of the Borrower or any Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and
     (r) So long as immediately giving effect thereto no Default or Event of Default exists, other Investments in an aggregate amount not to exceed $2,000,000 at any one time outstanding;
provided, however, that notwithstanding anything to the contrary contained herein, no Loan Party nor any Joint Venture Subsidiary shall be permitted to make any Investment in any Excluded Subsidiary other than such amounts as may be reasonably necessary to wind-up, dissolve or liquidate such Excluded Subsidiary.
          Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness of the Borrower and any of its Subsidiaries under the Loan Documents;
     (b) (i) Indebtedness under the Senior Facilities in an aggregate principal amount not to exceed $197,500,000 less (ii) the aggregate principal amount of mandatory prepayments of the Term Facility (as defined in the Senior Loan Agreement) pursuant to Section 2.04 of the Senior Loan Agreement, and including any Permitted Refinancing thereof;
     (c) Surviving Indebtedness listed on Schedule 7.03(c) and any Permitted Refinancing thereof;
     (d) Guarantee Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder (except that a Joint Venture Subsidiary may not, by virtue of this Section 7.03(d), guarantee Indebtedness that such Joint Venture Subsidiary could not otherwise incur under this Section 7.03); provided that the aggregate outstanding amount of all guarantees by Loan Parties of Indebtedness of Joint Venture Subsidiaries (excluding (x) Guarantee Obligations in respect of Capitalized Leases permitted under Section 7.03(f) and (y) Indebtedness permitted under Section 7.03(c) and operating leases associated with the rental of real property), when aggregated with intercompany loans from Loan Parties to Joint Venture Subsidiaries permitted under Section 7.03(e) does not at any time exceed $1,725,000 per Joint Venture Subsidiary or $20,700,000 in the aggregate; provided, further, that if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the subordination of such Indebtedness;
     (e) Indebtedness of any Subsidiary to the Borrower or to any other Subsidiary, or of Borrower to any Subsidiary; provided that except with respect to intercompany Indebtedness among Joint Venture Subsidiaries, all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that is reasonably satisfactory to the Administrative Agent; provided, further, that Indebtedness owed by Joint Venture Subsidiaries to any Loan Party (excluding (x) Guarantee Obligations in respect of Capitalized Leases permitted under Section 7.03(f) and (y) Indebtedness permitted under Section 7.03(c)), when aggregated with all outstanding guaranties permitted by Section 7.03(d) shall not at any time exceed $1,725,000 per Joint Venture Subsidiary or $20,700,000 in the aggregate;

     (f) Indebtedness with respect to Capitalized Leases and purchase money Indebtedness in an aggregate amount not exceed $34,500,000; provided that any such Indebtedness (i) in the case of Capitalized Leases or purchase money Indebtedness, shall be secured by the asset subject to such Capitalized Leases or acquired asset in connection with the incurrence of such Indebtedness, as the case may be, and (ii) in the case of purchase money Indebtedness, shall constitute not less than 75% of the aggregate consideration paid with respect to such asset;
     (g) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;
     (h) Indebtedness in an aggregate amount not to exceed $5,750,000 at any one time outstanding (plus the amount of Indebtedness then otherwise permitted to be incurred at such time pursuant to this Section 7.03) assumed in connection with any Permitted Acquisition, provided that (x) such Indebtedness (i) was not incurred in contemplation of such Permitted Acquisition, (ii) is secured only by the assets acquired in the applicable Permitted Acquisition (including any acquired Equity Interests), (iii) the only obligors with respect to any Indebtedness incurred pursuant to this clause (h) shall be those Persons who were obligors of such Indebtedness prior to such Permitted Acquisition and both immediately prior and after giving effect thereto no Default shall exist or result therefrom;
     (i) Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent of the Borrower) and its Subsidiaries incurred in the ordinary course of business;
     (j) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;
     (k) Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;
     (l) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;
     (m) Indebtedness assumed in connection with a Permitted Sale Leaseback;
     (n) Indebtedness incurred by all Joint Venture Subsidiaries in an aggregate principal amount not to exceed $2,875,000 at any one time outstanding;
     (o) other Pari Passu Indebtedness or Subordinated Indebtedness of the Borrower or any Loan Party incurred to fund Permitted Acquisitions; provided that, (i) the Total Leverage Ratio (calculated on a Pro Forma Basis) shall not be greater than 0.50:1.00 below the ratio then required to be maintained pursuant to Section 7.13 unless such Indebtedness is incurred subsequent to the third Fiscal Year ending after the Closing Date, in which case the Total Leverage Ratio (calculated on a Pro Forma Basis) shall not be greater than 0.25:1.00 below the ratio then required to be maintained pursuant to Section 7.13, and shall not, in the case of Pari Passu Indebtedness, be greater than 5.00:1.00 (calculated on a Pro Forma Basis), (ii) any Pari Passu Indebtedness shall not rank senior to the Loans, (iii) the interest rate applicable to any such Pari Passu Indebtedness shall not be more than 1.00% per annum (inclusive of any upfront fees or original issue discount issued in connection therewith as determined based on an assumed four-year weighted average life) greater than the interest rate applicable to the Loans (except that if the interest rate applicable to such Pari Passu Indebtedness exceeds such rate, the interest rate applicable to the Loans shall be automatically increased so that it shall not be more than 1.00% per annum lower that the interest rate applicable to such Pari Passu Indebtedness), (iv) the tenor of such Pari Passu Indebtedness shall not be shorter than the tenor of the Loans, (v) the terms (other than interest rate and tenor) of such Pari Passu Indebtedness shall be substantially the same as, or generally less restrictive than, the terms of the Indebtedness incurred under the Loan Documents, and (vi) the Borrower shall offer the Lenders the opportunity to provide such Pari Passu Indebtedness ratably based on such Lenders’ share of the Total Facility Exposure prior to offering such opportunity to any other Person (it being understood that each Lender may elect or decline, in its sole discretion, to make any portion of such Pari Passu Indebtedness); and
     (p) other Indebtedness not to exceed $2,500,000 at any time outstanding;
provided, however, that notwithstanding anything to the contrary contained herein, no Loan Party nor any Joint Venture Subsidiary shall be permitted to incur any intercompany Indebtedness with, or make any guarantee in respect of any Indebtedness of, an Excluded Subsidiary other than as may be reasonably necessary to wind-up, dissolve or liquidate such Excluded Subsidiary.
          For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (p) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03.
          Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
     (a) any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that when any Subsidiary that is a Loan Party is merging with another Subsidiary, (A) a Loan Party shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of such Loan Party pursuant to documents reasonably acceptable to the Administrative Agent and (b) to the extent constituting an Investment, such Investment must be a permitted in accordance with Section 7.02;
     (b) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party;

     (c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary; provided, that, if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary which is not a Loan Party in accordance with Section 7.02 and Section 7.03, respectively;
     (d) so long as no Default or Event of Default exists or would result therefrom, the Borrower or any Subsidiary may merge with any other Person in accordance with Section 7.02(j); provided that any Loan Party party to such merger shall be the continuing or surviving corporation;
     (e) so long as no Default or Event of Default exists or would result therefrom, any Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Subsidiary, which together with each of its Subsidiaries, shall have complied with the Guarantee Requirements and the requirements of Section 6.11;
     (f) the Acquisition may be consummated;
     (g) so long as no Default or Event of Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected;
     (h) the holders of Equity Interests in the Borrower shall be permitted, at any time, to establish Holdings subject to the execution and delivery of a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, whereby Holdings agrees to be bound by the terms of this Agreement and the other Loan Documents to the extent applicable to it; and
     (i) any Excluded Subsidiary may be liquidated and dissolved.
          Section 7.05 Dispositions. Make any Disposition, except:
     (a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;
     (b) Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or go abandoned in the ordinary course of business);
     (c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);
     (d) Dispositions of property to the Borrower or a Subsidiary; provided that, if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

     (e) Dispositions permitted by Section 7.02, Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;
     (f) Dispositions in the ordinary course of business of Cash Equivalents;
     (g) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;
     (h) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;
     (i) Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;
     (j) the unwinding of any Swap Contract pursuant to its terms;
     (k) Dispositions arising from any Permitted Sale Leaseback;
     (l) Dispositions of assets having an aggregate fair market value not to exceed $2,875,000 individually and $5,750,000 in any Fiscal Year; provided that (i) the purchase price paid to the Borrower or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale and (ii) not less than 75% of the consideration for such disposition shall be paid in cash;
     (m) Dispositions of any assets acquired pursuant to a Permitted Acquisition; and
     (n) Dispositions of any Specified Property;
provided, that, other than in respect of Dispositions specified under clauses (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j), the proceeds of any Dispositions permitted hereunder shall be applied in accordance with the requirements of Section 2.04(b)(i) to the extent not reinvested within 12 months of receipt thereof.
          Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:
     (a) each Subsidiary may make Restricted Payments to the Borrower and to other Subsidiaries that are Loan Parties;
     (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;
     (c) Restricted Payments made on the Closing Date to consummate the Transaction;
     (d) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, Section 7.04 or Section 7.08;
     (e) repurchases of Equity Interests in the ordinary course of business in the Borrower (or any direct or indirect parent thereof) or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
     (f) the Borrower or any Subsidiary may, in good faith, make non-cash payments (or make non-cash Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or any direct or indirect parent thereof held by any future, present or former employee, director, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of Holdings (or any direct or indirect parent thereof), the Borrower or any Subsidiary; provided that under this clause (f) Holdings, the Borrower and its Subsidiaries may make cash dividends or such other Restricted Payments after the Closing Date in an aggregate amount not to exceed $5,770,000 in the aggregate;
     (g) the Borrower and its Subsidiaries may make Restricted Payments to any direct or indirect holder of an Equity Interest in the Borrower:
     (i) for so long as the Borrower or any such subsidiary is a “pass through” entity for U.S. federal income tax purposes and such payments are be used to pay the tax liability to each relevant jurisdiction attributable to the income of the Borrower or its Subsidiaries determined as if the Borrower and such Subsidiaries filed separately;
     (ii) the proceeds of which shall be used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including administrative, legal, accounting and similar expenses provided by third parties as well as trustee, directors and general partner fees) in an amount not to exceed $287,500 in any Fiscal Year and fees and expenses otherwise due and payable by the Borrower or any Subsidiary and permitted to be paid by the Borrower or such Subsidiary under this Agreement;
     (iii) the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate existence of Holdings and/or the Borrower;
     (iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided, that, (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Borrower or such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by or contributed to a Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into it or a Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11; and
     (v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent Borrower or partner of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Subsidiaries.

     (h) [INTENTIONALLY OMITTED]; and
     (i) so long as (i) no Default or Event of Default has occurred and is continuing, (ii) the Borrower is in pro forma compliance with the Financial Covenant and (iii) Available Liquidity is at least $10,000,000 before and after giving effect to such Restricted Payment, the Joint Venture Subsidiary may make Restricted Payments; provided that, to the extent constituting dividends or distributions, such Restricted Payments shall be made ratably to the third party joint venture partner of such applicable Joint Venture Subsidiary to the extent of its minority interest therein; provided, further, that such Restricted Payment shall not exceed the sum of (i) earnings of such Joint Venture Subsidiary as determined from and after the fiscal quarter ending immediately prior to the Closing Date plus (ii) changes in working capital related to periods prior to the Closing Date plus (iii) the proceeds from Capitalized Leases received in respect of cash expenditures made prior to the Closing Date , in the case of clauses (i), (ii) and (iii), which are attributable to the minority Equity Interests of such third party joint venture partner;
provided, however, that notwithstanding anything to the contrary contained herein, no Loan Party nor any Joint Venture Subsidiary shall be permitted to make any Restricted Payment to any Excluded Subsidiary other than such amounts as may be reasonably necessary to wind-up, dissolve or liquidate such Excluded Subsidiary.
          Section 7.07 Change in Nature of Business. Engage in any line of business other than those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.
          Section 7.08 Transactions with Affiliates(i) . Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:
     (a) transactions on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;
     (b) the Transaction and the payment of fees and expenses related to the Transaction;
     (c) the issuance of Equity Interests to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower in connection with the Transaction;
     (d) equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Borrower or any Subsidiary permitted under Section 7.06;
     (e) loans and other transactions (i) by and among the Borrower and/or one or more Subsidiaries or (ii) among the Subsidiaries, to the extent permitted under this Article VII;
     (f) employment and severance arrangements between the Borrower or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;
     (g) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and its Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries;
     (h) dividend payments permitted under Section 7.06; and
     (i) transactions in which the total amount payable in any Fiscal Year does not exceed $287,500 individually and $575,000 in the aggregate.
          Section 7.09 Prepayments, Etc. of Indebtedness; Amendments or Modification to Senior Loan Documents. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except for (i) Senior Indebtedness, (ii) the prepayment of the Loans in accordance with the terms of this Agreement, (iii) indemnity payments and consent fees, if any, and reasonable and customary fees and expenses in respect of the loans under the Senior Facilities, and (iv) prepayment of the loans under the Senior Facilities with proceeds of Indebtedness constituting a Permitted Refinancing.
          (b) Other than such modifications or amendments which constitute a Permitted Refinancing, amend, modify or change the terms of the Senior Loan Documents:
     (i) to increase the interest rate, spread, floor applicable to the base rate or eurodollar rate calculation used to determine the variable rate or any scheduled recurring fee, in each case, under the Senior Loan Documents, except in connection with a default rate of interest of up to 2.00% per annum and to the extent that the all-in pricing under the Senior Loan Documents would not be more than 3.00% greater than the maximum non-Default Rate all-in pricing under the Senior Loan Documents in effect as of the Closing Date;
     (ii) to extend the Maturity Date (as defined in the Senior Loan Agreement), to the extent that such date would occur after the Maturity Date;
     (iii) to limit or restrict the repayment of the Loans other than those prohibitions, limitations or restrictions in effect under the Senior Loan Documents on the Closing Date;
     (iv) to make more burdensome on the Borrower the prepayment provisions of the Senior Loan Documents as in effect as of the Closing Date, or increase scheduled amortization payments of the Senior Term Facility prior to maturity to more than 10% of the original principal amount thereof in any 12-month period;
     (v) to subordinate the Indebtedness under the Senior Facilities other than inrespect of Indebtedness and Liens as permitted under the Senior Loan Documents in effect as of the Closing Date; or
     (vi) change Section 11.07(c) of the Senior Loan Agreement to increase the percentage of Total Outstandings (as defined in the Senior Loan Agreement on the date hereof) that an Affiliated Lender may hold.
          Section 7.10 Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (a) agreements in favor of the Collateral Agent (as defined in the Senior Loan Agreement) or (b) prohibitions or conditions under (i) any Surviving

Indebtedness, (ii) the Senior Facilities to the extent not infringing on the rights of the Lenders or (iii) any purchase money or Indebtedness permitted by Section 7.03(f) solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness or (iii) any Capitalized Lease permitted by Section 7.03(f) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (iv) by reason of customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be, or (v) any Indebtedness outstanding on the date any Person first becomes a Subsidiary of the Borrower (so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower).
          Section 7.11 Partnerships, Etc. Become a general partner in any general or limited partnership, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership.
          Section 7.12 Amendments to Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents in any manner material and adverse to the Lenders’ interests.
          Section 7.13 Total Leverage Ratio. Permit the Total Leverage Ratio of Holdings and its consolidated Subsidiaries for any Test Period ending on the last day of a fiscal quarter set forth below to be greater than the ratio set forth opposite such Test Period below:

Fiscal Quarter Ending	Total Leverage Ratio
September 30, 2010	6.05:1.00
December 31, 2010	6.05:1.00
March 31, 2011	5.80:1.00
June 30, 2011	5.80:1.00
September 30, 2011	5.80:1.00
December 31, 2011	5.70:1.00
March 31, 2012	5.40:1.00
June 30, 2012	5.30:1.00
September 30, 2012	5.20:1.00
December 31, 2012	5.20:1.00
March 31, 2013	4.70:1.00
June 30, 2013	4.60:1.00

Fiscal Quarter Ending	Total Leverage Ratio
September 30, 2013	4.50:1.00
December 31, 2013	4.50:1.00
March 31, 2014	4.25:1.00
June 30, 2014	4.25:1.00
September 30, 2014	4.25:1.00
December 31, 2014	4.25:1.00
March 31, 2015	4.25:1.00
June 30, 2015	4.25:1.00
September 30, 2015	4.25:1.00
December 31, 2015	4.25:1.00
March 31, 2016 and thereafter	4.00:1.00
          Section 7.14 Capital Expenditures. Make any Capital Expenditure, except for Capital Expenditures not exceeding, in the aggregate for the Borrower and its Subsidiaries during any Fiscal Year, $27,600,000 (such amount for any such Fiscal Year, the “Capital Expenditure Base Amount”); provided, however, that up to 100% of such amount, if not expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the immediately following Fiscal Year (but not any other year) (the “Capital Expenditure Carryover Amount”); provided further that any Capital Expenditures made in a particular Fiscal Year shall first be deemed to have been made with any available Capital Expenditure Carryover Amount before the Capital Expenditure Base Amount for such Fiscal Year is applied.
ARTICLE VIII
HOLDINGS COVENANT
          Section 8.01 Business of Holdings
          . So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied after the establishment of Holdings, Holdings shall not engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities of Holdings, (d) the performance of obligations under the Loan Documents to which it is a party, (e) the performance of obligations under the Senior Loan Documents or any documents for a Permitted Refinancing of the Senior Facilities, (f) the Transactions and (g) activities incidental to the businesses or activities described in clauses (a)-(f).

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
          Section 9.01 Events of Default. Any of the following events referred to in any of clauses (a) through (m) inclusive of this Section 9.01 shall constitute an “Event of Default”:
     (a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or Section 6.05 (solely with respect to the Borrower), Section 6.12, Section 6.13(b) or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default; Cross-Acceleration. Any Loan Party or any Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Senior Indebtedness) having an aggregate principal amount of not less than the Threshold Amount, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Senior Indebtedness), or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity or (C) fails to observe or perform any other agreement or condition relating to any Senior Indebtedness having an aggregate principal amount of not less than the Threshold Amount, or any other event occurs, the effect of which default or other event is to cause, following the giving of notice if required, all such Senior Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any of the Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process in respect of a claim in excess of the Threshold Amount is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated, stayed or fully bonded within sixty (60) days after its issue or levy; or
     (h) Judgments. There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or ERISA Affiliate under Title IV of ERISA in an aggregate amount in excess of the Threshold Amount, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, (iii) any Loan Party or any ERISA Affiliate is notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, (within the meaning of Title IV of ERISA), and such reorganization or termination results in the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated to exceed the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an aggregate amount which could reasonably be expected to exceed the Threshold Amount; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that could reasonably be expected to exceed the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports to revoke or rescind any Loan Document.
          Section 9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

     (a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document (including but not limited to any Make Whole Premium which may be applicable or any other amounts accrued pursuant to Section 2.04(b)(iii) but unpaid) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided, that upon the occurrence of an Event of Default under Section 9.01(f) with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of any Agent or any Lender.
          Section 9.03 Application of Funds. If the circumstances described in Section 2.11(g) have occurred, or after the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 12.04 and amounts payable under Article III) payable to each Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 12.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent on such date; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X
ADMINISTRATIVE AGENT AND OTHER AGENTS
          Section 10.01 Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Notwithstanding any provision contained in this Agreement providing for any action in the Administrative Agent’s reasonable discretion or approval of any action or matter in the Administrative Agent’s reasonable satisfaction, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loans Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law. The Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any other Agent-Related Person in any capacity.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          Section 10.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties.

The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
          Section 10.03 Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
          Section 10.04 Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
          (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          Section 10.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article IX; provided, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
          Section 10.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
          Section 10.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities to the extent incurred by it; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided, that, no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided, that, such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 10.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

          Section 10.08 Agents in their Individual Capacities. Royal Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Royal Bank were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Royal Bank or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Royal Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Royal Bank in its individual capacity.
          Section 10.09 Successor Agents. The Administrative Agent may (i) resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower and (ii) be removed by a vote of the Required Lenders upon five (5) days’ notice to the Borrower and the Administrative Agent. If the Administrative Agent resigns or is removed under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders, which appointment of a successor agent shall (unless Administrative Agent has been removed by the Required Lenders and the successor agent is a Lender) require the consent of the Borrower at all times other than during the existence of an Event of Default under Section 9.01(a) or (f) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and, if no Event of Default under Section 9.01(a), (f) or (g) or Section 9.01(b) (solely in respect of a Default under Section 7.13 which has not been cured by the making of a Specified Equity Contribution within the time period permitted for the making of such contributions) has occurred and is continuing, the Borrower, a successor agent from among the Lenders. If no successor agent is appointed prior to the effective date of the removal of the Administrative Agent by the Required Lenders, the Required Lenders may appoint a successor agent with the consent of the Borrower (not to be unreasonably withheld or delayed); provided, however, that the consent of the Borrower shall not be required if the successor agent is a Lender. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring or removed Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring or removed Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring or removed Administrative Agent resigns or is removed hereunder as the Administrative Agent, the provisions of this Article X and Section 12.04 and Section 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is (i) thirty (30) days following the retiring Administrative Agent’s notice of resignation or (ii) five (5) days following the Administrative Agent’s removal by the Required Lenders, the retiring or removed Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Lenders assuming the role of Administrative Agent as specified in the immediately preceding sentence shall assume the rights and obligations of the Administrative Agent (including the indemnification provisions set forth in Section 10.07) as if each such Lender were the Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to ensure that the Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.
          Section 10.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.08 and Section 12.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
     (c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.08 and Section 12.04.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
          Section 10.11 Release of Guaranty. The Lenders irrevocably agree that any Guarantor shall be automatically released from its obligations under the Guaranty if (a) in the case of any Subsidiary, such Person ceases to be a Domestic Subsidiary of the Borrower (as certified by a Responsible Officer) and the Borrower notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Guaranty or (b) the termination of the Aggregate Commitments and payment in full of all Obligations and any other obligation (including a guarantee that is contingent in nature).
          Section 10.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

          Section 10.13 Appointment of Supplemental Administrative Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).
          (b) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.
ARTICLE XI
TERMS OF SUBORDINATION
          Section 11.01 Agreement to Subordinate. Each Loan Party and each Lender agrees that the Obligations are subordinated in right of payment, to the extent and in the manner provided in this Article XI, to the prior payment in full in cash or Cash Equivalents of all Designated Senior Indebtedness, including Designated Senior Indebtedness incurred, created, assumed or guaranteed after the date hereof.
          Section 11.02 Liquidation; Dissolution; Bankruptcy. The holders of Designated Senior Indebtedness shall be entitled to receive payment in full in cash or Cash Equivalents of all Designated Senior Indebtedness (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation for the applicable Designated Senior Indebtedness) before the Lenders shall be entitled to receive any payment with respect to the Obligations (except that the Lenders may receive and retain Permitted Junior Securities and PIK Interest), in the event of any distribution to creditors of any Loan Party in (a) any liquidation or dissolution of such Loan Party; (b) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Loan Party or its property; (c) any assignment by such Loan Party for the benefit of its creditors; or (d) any marshaling of such Loan Party’s assets and liabilities.
          Section 11.03 Default on Designated Senior Indebtedness.
          (a) No Loan Party shall make any payment in respect of the Obligations (except in Permitted Junior Securities or in respect of the Lenders’ right to receive reimbursement for indemnities, costs and expenses under the Loan Documents in an amount not to exceed $500,000) if:

     (i) a Payment Default in respect of any Senior Secured Obligations of such Loan Party occurs and is continuing; or
     (ii) any other default (a “nonpayment default”) occurs and is continuing in respect of any Senior Secured Obligations of such Loan Party that permits holders of such Senior Secured Obligations of such Loan Party to accelerate its maturity and the Administrative Agent and the Borrower receives a notice of such default (a “Payment Block Notice”) from the Senior Administrative Agent.
          (b) Payments in respect of the Obligations may and shall be resumed:
     (i) in the case of a Payment Default, upon the earlier of (i) date on which such default is cured or waived in accordance with the terms of the Senior Loan Documents and (ii) the Discharge of Senior Secured Obligations; and
     (ii) in case of a non-payment default in respect of any Senior Secured Obligations of any Loan Party, the earliest of (x) the date on which such default is cured or waived, (y) 180 days after the date on which the applicable Payment Blockage Notice is received or (z) the date the Administrative Agent and the Borrower receives notice from Senior Administrative Agent rescinding the Payment Blockage Notice, unless the maturity of such Senior Secured Obligations of the applicable Loan Party has been accelerated.
          (c) No new Payment Block Notice may be delivered unless and until:
               (i) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and
               (ii) all Obligations that have come due have been paid in full in cash.
          (d) No default or event of default that existed under the Senior Loan Documents or was continuing on the date of delivery of any Payment Block Notice to the Administrative Agent shall be, or be made, the basis for a subsequent Payment Block Notice unless the same shall have ceased to exist for a period of at least ninety (90) consecutive days following the date of the applicable Payment Block Notice.
          (e) Notwithstanding anything to the contrary contained herein, the Borrower shall be permitted to make any payments in respect of the Obligations which were prohibited by Section 11.03(a) hereof within two (2) Business Days of the date such payments are permitted to be resumed pursuant to Section 11.03(b) hereof without the Borrower’s failure to make such payments during such period constituting a Default or an Event of Default.
          Section 11.04 Acceleration of Loans. The Administrative Agent shall give the Senior Administrative Agent at least 5 days’ prior notice of its intention to accelerate the Loans or exercise other remedies pursuant to Section 9.02 in connection with the occurrence and continuance of an Event of Default; provided that the Administrative Agent shall not be required to provide any such notice in respect of an automatic acceleration of the Loans as provided in the proviso to Section 9.02.
          Section 11.05 When Distribution Must be Paid Over. In the event that the Administrative Agent or any Lender receives any payment of any Obligations (except in Permitted Junior Securities) at a time when the Administrative Agent or such Lender, as applicable, has actual knowledge that such payment is prohibited by this Article XI, such payment shall be held by the Administrative Agent or such Lender, as applicable, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Senior Administrative Agent for the holders of Designated Senior Indebtedness for application to the payment of all Designated Senior Indebtedness remaining unpaid to the extent necessary to pay such Designated Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Designated Senior Indebtedness.
          With respect to the holders of Designated Senior Indebtedness, the Administrative Agent undertakes to perform only such obligations on the part of the Administrative Agent as are specifically set forth in this Article XI, and no implied covenants or obligations with respect to the holders of Designated Senior Indebtedness shall be read into this Agreement against the Administrative Agent. The Administrative Agent shall not be deemed to owe any fiduciary duty to the holders of Designated Senior Indebtedness, and shall not be liable to any such holders if the Administrative Agent shall pay over or distribute to or on behalf of Lenders or any Loan Party or any other Person money or assets to which any holders of Designated Senior Indebtedness shall be entitled by virtue of this Article XI, except if such payment is made as a result of the willful misconduct or gross negligence of the Administrative Agent.
          Section 11.06 Notice by the Borrower. The Borrower shall promptly notify the Administrative Agent in writing of any facts known to it that would cause a payment of any Obligations to violate this Article XI, but failure to give such notice shall not affect the subordination of the Obligations to the Designated Senior Indebtedness as provided in this Article XI.
          Section 11.07 Subrogation. This Article XI defines the relative rights of the Lenders and holders of Designated Senior Indebtedness. Nothing in this Agreement shall:
          (a) impair, as between the Loan Parties and the Lenders, the obligation of the Borrower, which is absolute and unconditional, to pay principal of and interest on the Loans in accordance with the terms of this Agreement;
          (b) affect the relative rights of the Lenders and creditors of the Loan Parties other than their rights in relation to holders of Designated Senior Indebtedness; or
          (c) prevent the Administrative Agent or any Lender from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Designated Senior Indebtedness to receive distributions and payments otherwise payable to the Lenders.
          If any Loan Party fails because of this Article XI to pay principal of or interest on the Loans on the date the same becomes due and payable, such failure is still a Default or Event of Default.
          Section 11.08 Subordination May Not Be Impaired by the Loan Parties. No right of any holder of Designated Senior Indebtedness to enforce the subordination of the Obligations shall be impaired by any act or failure to act by any Loan Party or any Lender or by the failure of any Loan Party or any Lender to comply with this Agreement.
          Section 11.09 Distribution or Notice to Senior Administrative Agent. Whenever a distribution is to be made or a notice given to holders of Designated Senior Indebtedness, the distribution may be made and the notice given to the Senior Administrative Agent.
          Upon any payment or distribution of assets of any Loan Party referred to in this Article XI, the Administrative Agent and the Lenders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of the Senior Administrative Agent or of the liquidating trustee or agent or other Person making any distribution to the Administrative Agent or to the Lenders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Designated Senior Indebtedness and other Indebtedness of such Loan Party, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XI.
          Section 11.10 Rights of Administrative Agent. Notwithstanding this Article XI or any other provision of this Agreement, the Administrative Agent shall not be charged with knowledge of the existence of any facts that would prohibit the making or receiving of any payment or distribution by the Administrative Agent, and the Administrative Agent may continue to make and receive payments on the Loans, unless the Administrative Agent shall have received at least five Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations to violate this Article XI. Only the Borrower or the Senior Administrative Agent may give the notice. Nothing in this Article XI shall impair the claims of, or payments to, the Administrative Agent under or pursuant to Section 12.04 and 12.05 hereof.
          The Administrative Agent and each Lender, in its individual or any other capacity, may hold Designated Senior Indebtedness with the same rights it would have if it were not the Administrative Agent and each Lender, as the case may be, hereunder.
          Section 11.11 Authorization to Effect Subordination. Each Lender authorizes and directs the Administrative Agent on such Lender’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article XI, and appoints the Administrative Agent to act as such Lender’s attorney-in-fact for any and all such purposes. If the Administrative Agent does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 9.01(f) hereof at least 30 days prior to the expiration of the time to file such claim, the Lenders are hereby authorized to file an appropriate claim for and on behalf of the Lenders.
          Section 11.12 Reliance by Holders of Designated Senior Indebtedness. Each Lender acknowledges and agrees that the foregoing provisions of this Article XI are, and are intended to be, an inducement and a consideration to each holder of Designated Senior Indebtedness, whether such Designated Senior Indebtedness was created or acquired before or after the Borrowing, to acquire and continue to hold, or to continue to hold, such Designated Senior Indebtedness, and such holder of Designated Senior Indebtedness shall be deemed conclusively to have relied on such provisions in acquiring and continuing to hold, or in continuing to hold, such Designated Senior Indebtedness.
ARTICLE XII
MISCELLANEOUS
          Section 12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:
     (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Affiliated Lender or any Lender that is, at such time, a Defaulting Lender), do any of the following at any time:

     (i) change the number of Lenders or the percentage of (x) the Commitments, or (y) the aggregate unpaid principal amount of Loans that, in each case, shall be required for the Lenders or any of them to take any action hereunder,
     (ii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lenders, or
     (iii) amend any provision of this Section 12.01, the definition of “Required Lenders,” “ Pro Rata Share,” Section 2.04(b)(v), Section 2.05(c) or Section 9.03;
     (b) no amendment, waiver or consent shall, unless in writing and signed by the Borrower, the Required Lenders and each Lender (in each case, other than any Lender that is, at such time, an Affiliated Lender) specified below for such amendment, waiver or consent:
     (i) increase the Commitments of a Lender without the consent of such Lender;
     (ii) reduce the principal of, or stated rate of interest on (other than a revocation of the Default Rate), or stated premium payable on, the Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; or
     (iii) postpone any date scheduled for any payment of principal of, or interest on, the Loans pursuant to Section 2.06 or Section 2.07, any date scheduled or fixed for any payment of fees (including Participation Fees) hereunder in each case payable to a Lender without the consent of such Lender; or
provided, further, that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.
          Notwithstanding anything to the contrary contained in this Section 12.01, any guarantees and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent acting on the advice of counsel and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent acting on the advice of counsel at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order to (i) cure ambiguities, omissions, mistakes or defects or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
          Section 12.02 Notices and Other Communications; Facsimile and Electronic Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission) (and, as to service of process, only in writing and in accordance with applicable law) and, to the extent set forth in Section 12.02(e), in an electronic medium and delivered as set forth in Section 12.02(e). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

     (i) if to the Borrower, the Administrative Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties from time to time; and
     (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.
          All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, properly addressed and postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 12.02(b)), when delivered; provided, that, notices and other communications to the Borrower or to the Administrative Agent, pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
          (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or electronic transmission of a .pdf copy; provided that original copies are delivered promptly thereafter.
          (c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          (d) Notice to other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 12.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.
          (e) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).
          (f) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BREACH OF A LOAN DOCUMENT IN BAD FAITH.
          (g) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
          (h) Each Loan Party hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Loan Party or its securities) (each, a “Public Lender”). Each Loan Party hereby agrees that (i) Communications that are to be made available on the Platform to Public Lenders who notify the Borrower and the Administrative Agent of such Lender’s status as a Public Lender shall be clearly and conspicuously marked by such Loan Party as “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the

Lenders to treat such Communications as either publicly available information or not material information (although it may contain sensitive business information and remains subject to the confidentiality undertakings of Section 12.08) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
          (i) EACH LENDER ACKNOWLEDGES THAT UNITED STATES FEDERAL AND STATE SECURITIES LAWS PROHIBIT ANY PERSON WITH MATERIAL, NON-PUBLIC INFORMATION ABOUT AN ISSUER FROM PURCHASING OR SELLING SECURITIES OF SUCH ISSUER OR, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, FROM COMMUNICATING SUCH INFORMATION TO ANY OTHER PERSON. EACH LENDER AGREES TO COMPLY WITH APPLICABLE LAW AND ITS RESPECTIVE CONTRACTUAL OBLIGATIONS WITH RESPECT TO CONFIDENTIAL AND MATERIAL NON-PUBLIC INFORMATION. Each Lender that is not a Public Lender confirms to the Administrative Agent that such Lender has adopted and will maintain internal policies and procedures reasonably designed to permit such Lender to take delivery of Restricting Information (as defined below) and maintain its compliance with applicable law and its respective contractual obligations with respect to confidential and material non-public information. A Public Lender may elect not to receive Communications and Information that contains material non-public information with respect to the Loan Parties or their securities (such Communications and Information, collectively, “Restricting Information”), in which case it will identify itself to the Administrative Agent as a Public Lender. Such Public Lender shall not take delivery of Restricting Information and shall not participate in conversations or other interactions with the Agent Parties, any Lender or any Loan Party concerning the Facility in which Restricting Information may be discussed. No Agent Party, however, shall by making any Communications and Information (including Restricting Information) available to a Lender (including any Public Lender), by participating in any conversations or other interactions with a Lender (including any Public Lender) or otherwise, be responsible or liable in any way for any decision a Lender (including any Public Lender) may make to limit or to not limit its access to the Communications and Information. In particular, no Agent Party shall have, and the Administrative Agent, on behalf of all Agent Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender (including any Public Lender) has elected to receive Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material nonpublic information or such Lender’s compliance with applicable laws related thereto. Each Public Lender acknowledges that circumstances may arise that require it to refer to Communications and Information that might contain Restricting Information. Accordingly, each Public Lender agrees that it will nominate at least one designee to receive Communications and Information (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Public Lender’s Administrative Questionnaire. Each Public Lender agrees to notify the Administrative Agent in writing from time to time of such Public Lender’s designee’s address to which notice of the availability of Restricting Information may be sent. Each Public Lender confirms to the Administrative Agent and the Lenders that are not Public Lenders that such Public Lender understands and agrees that the Administrative Agent and such other Lenders may have access to Restricting Information that is not available to such Public Lender and that such Public Lender has elected to make its decision to enter into this Agreement and to take or not take action under or based upon this Agreement, any other Loan Document or related agreement knowing that, so long as such Person remains a Public Lender, it does not and will not be provided access to such Restricting Information. Nothing in this Section 12.02(i) shall modify or limit a Lender’s (including any Public Lender) obligations under Section 12.08 with regard to Communications and Information and the maintenance of the confidentiality of or other treatment of Communications or Information.

          Section 12.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
          Section 12.04 Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Lead Arranger for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of Shearman & Sterling LLP and other local and foreign counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent, the Lead Arranger and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law but limited to the Attorney Costs of one counsel to each of the Administrative Agent and the Initial Lenders (and one local counsel to each of the Administrative Agent and the Initial Lenders in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel to the affected parties). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 12.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 12.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.
          Section 12.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, taxes, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (limited to the Attorney Costs of one counsel to the Administrative Agent and the Lenders (and one local counsel in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel to the affected parties) incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related to the Borrower, any Subsidiary or any other Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and whether brought by an Indemnified Party, a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnified Party is a party thereto and whether or not any of the transactions contemplated hereby are consummated; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of, or breach of a Loan Document in bad faith by, such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document. All amounts due under this Section 12.05 shall be paid within ten (10) Business Days after demand therefor. The agreements in this Section 12.05 shall survive the resignation of any Agent or the replacement of any Lender, or the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          Section 12.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.
          Section 12.07 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the requirements of Section 12.07(b), (ii) by way of participation in accordance with the provisions of Section 12.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.07(h) or (iv) to an SPC in accordance with the provisions of Section 12.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

               (A) the Borrower (such consent not to be unreasonably withheld); provided, that, no consent of the Borrower shall be required for any assignment to (1) a Lender, an Affiliate of a Lender, an Approved Fund relating thereto or (2) if an Event of Default or a Default described in Section 9.01(a), (f) or (g) has occurred and is continuing, any Assignee; and
               (B) the Administrative Agent (such consent not to be unreasonably withheld); provided, that, no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to another Lender, an Affiliate of a Lender or an Approved Fund or if an Event of Default has occurred and is continuing; and
               (ii) Assignments shall be subject to the following additional conditions:
               (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consents, provided, that, (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
               (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; and
               (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(e).
          This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
          Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.07(e), from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be party to this Agreement as a Lender with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations otherwise held by such assignee as a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 12.04 and 12.05). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall not be an effective assignment hereunder.
          (c) (i) Notwithstanding anything to the contrary set forth in this Section 12.07, assignments of Loans to an Assignee that is an Affiliated Lender shall be permitted (and without the consent of the Administrative Agent or Required Lenders); provided that, in addition to the requirements and specifications set forth in Section 12.07(b)(ii) above, the following additional requirements shall apply with respect to any assignments to an Affiliated Lender:

               (A) Affiliated Lenders shall not hold, collectively, at any time, in excess of 15% of the Total Outstandings at any time;
               (B) no Affiliated Lender shall have any right to attend (or receive any notice of) any meeting, conference call or correspondence with any Agent or Lender or receive any information from any Agent or Lender, or to have access to the Platform (including, without limitation, that portion of the Platform that has been designated for “private-side” Lenders);
               (C) no Loan Party shall be an assignee hereunder;
               (D) the documentation with respect to which any such assignment is effectuated shall:
          (i) specifically identify the assignee as an Affiliated Lender; and
          (ii) expressly provide that such Affiliated Lender shall not have any of the voting rights or obligations of a Lender set forth in Section 12.01 of this Agreement (other than in respect of Section 12.01(b)).
               (ii) In connection with each assignment to an Affiliated Lender, each Lender hereby acknowledges and agrees that (x) the Borrower or such Affiliated Lender currently may have, and later may come into possession of, information regarding the Borrower and its Affiliates, or the Obligations that is not known to such Lender and that may be material to a decision to purchase Loans and Commitments hereunder (any such information, “Excluded Information”), (y) such Lender has determined to enter into such transactions notwithstanding such Lender’s lack of knowledge of the Excluded Information and (z) none of the Borrower, the Administrative Agent nor any of their respective Affiliates shall have any liability to the Lenders, their Affiliates or their respective assigns in connection with any assignments to Affiliated Lenders pursuant to this Section 12.07(c) arising from such Affiliated Lenders’ possession of any such Excluded Information. Each Lender to the extent permitted by applicable law hereby waives and releases any claims such Lender may have against the Borrower, the Administrative Agent and their respective Affiliates, with respect to the nondisclosure of the Excluded Information, now or in the future, in connection with any assignments to Affiliated Lenders pursuant to this Section 12.07(c).
          (d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and amounts due under Section 2.04, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the

Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 12.01(a) or (b) that directly affects such Participant. Subject to Section 12.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(e) and (f)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender. Any Lender that sells participations shall maintain a register meeting the requirements of Treasury Regulation Section 5f.103-1(c) (or any successor regulation), on which it enters the name and the address of each Participant and the principal amounts of each Participant’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the agent of the Borrower solely for purposes of Treasury Regulation Section 5f.103-1(c) and undertakes no other duty, responsibility or obligation to the Borrower (including, without limitation, in no event shall such Lender be considered a fiduciary of the Borrower for any purpose). In addition to maintaining the Participant Register, such Lender shall, upon request, show the Participant Register to the Borrower.
          (f) A Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.
          (i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 12.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          Section 12.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors in connection with the Transaction (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or examiner regulating any Lender; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) to any pledgee referred to in Section 12.07(g) or Section 12.07(h), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.08 by the disclosing party; (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (i) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extension. For the purposes of this Section 12.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 12.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.
          Section 12.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each

Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender under this Section 12.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender may have.
          Section 12.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile transmission or electronic transmission of a .pdf copy of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document; provided, that, original signatures shall be promptly delivered thereafter, it being understood that that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission.
          Section 12.11 Integration. This Agreement, together with the other Loan Documents and the Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that, the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
          Section 12.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of the Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
          Section 12.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          Section 12.14 GOVERNING LAW. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH,

THE LAW OF THE STATE OF NEW YORK (EXCEPT, WITH RESPECT TO ANY OTHER LOAN DOCUMENT, AS OTHERWISE EXPRESSLY PROVIDED THEREIN).
          (b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.
          Section 12.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          Section 12.16 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.
          Section 12.17 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), without the prior written consent of the Administrative Agent. The provision of this Section 12.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
          Section 12.18 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act. The Borrower agrees to provide, and to cause each other Loan Party to provide, such information promptly upon request.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

U.S. RENAL CARE, INC., as Borrower
By:	/s/ James D. Shelton
	Name:	James D. Shelton
	Title:	Vice President

ROYAL BANK OF CANADA as Administrative Agent
By:	/s/ Yvonne Brazier
	Name:	Yvonne Brazier
Title: Manager, Agency

Ares Capital Corporation as a Lender
By:	/s/ Scott Lem
	Name:	Scott Lem
	Title:	Authorized Signatory

Apollo Investment Corporation By: Apollo Investment Management, L.P., as Advisor By: ACC Management, LLC, as its General Partner

By:	/s/ Patrick Dalton
Name: Patrick Dalton
Title: VP

Administrative Agent’s Office, Certain Addresses for Notice
If to the Administrative Agent:
200 Bay Street, 12th Floor,
South Tower, Royal Bank Plaza,
Toronto, Ontario
M5J 2W7
Attention: Manager, Agency, Fax: 416.842.4023
If to the Borrower:
U.S. Renal Care, Inc.
2400 Dallas Parkway, Suite 350
Plano, Texas 75093
Attention: James D. Shelton, Chief Financial Officer
and Thomas L. Weinberg
Executive Vice President and General Counsel
Facsimile: 214.736.2701